UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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CROCS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CROCS, INC.
13601 Via Varra
Broomfield, Colorado 80020
____________________________________________________________________

NOTICE OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 9, 2021
____________________________________________________________________

To the Stockholders of Crocs, Inc.:

We will hold the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Crocs, Inc. on June 9, 2021 at 9:00 a.m. Mountain Time. The Annual Meeting will be held entirely online live via audio webcast due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our directors, employees, stockholders, and other stakeholders. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/CROX2021, where you will be able to listen to the Annual Meeting live, submit questions, and vote.

The Annual Meeting’s purpose is to:

1.elect the three Class I director nominees named in the proxy statement;

2.ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021;

3.hold an advisory vote to approve the compensation of our named executive officers; and

4.consider any other matters that properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record of our common stock at the close of business on April 12, 2021 are entitled to receive notice of, and to vote at, the Annual Meeting.

The list of stockholders entitled to vote at the Annual Meeting will be available for examination 10 days prior to the Annual Meeting at our principal executive office, 13601 Via Varra, Broomfield, Colorado 80020. The list of stockholders will also be available during the Annual Meeting through the Annual Meeting website for those stockholders who choose to attend.

All stockholders are cordially invited to attend the Annual Meeting online. Whether or not you plan to attend the Annual Meeting online, please vote your shares as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet, or by telephone after your receipt of hard copies of the proxy materials, as promptly as possible. You may also request a paper proxy card, which will include a postage-paid envelope, to submit your vote by mail, as described in the Notice of Internet Availability of Proxy Materials. You may also vote your shares online, and submit your questions during, the Annual Meeting. Instructions on how to vote while participating at the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/CROX2021 and can be found in the proxy statement in the section entitled “Frequently Asked Questions About Voting and the Annual Meeting—How can I attend and vote at the Annual Meeting?”. Stockholders of record who attend the Annual Meeting online may withdraw their proxy and vote online if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Daniel P. Hart
Daniel P. Hart Executive Vice President, Chief Legal and Risk Officer
Broomfield, Colorado
April 23, 2021

PROXY STATEMENT SUMMARY

This is a summary of the information contained in this proxy statement, but it does not contain all of the information you should review and consider. You should read all of the information in this proxy statement before voting.

Information about the 2021 Annual Meeting of Stockholders

Date:                   Wednesday, June 9, 2021
Time:                   9:00 a.m. Mountain Time
Place:                   www.virtualshareholdermeeting.com/CROX2021
Record Date:      April 12, 2021
Voting:                Stockholders of our common stock are entitled to vote

How to Vote

Internet:            www.proxyvote.com
Phone:                1-800-690-6903
Mail:                Return your marked proxy card in the enclosed postage-paid envelope
During the Annual Meeting:    Attend the Annual Meeting on June 9, 2021

Internet and telephone voting help reduce the impact on the environment and our costs in connection with the Annual Meeting. You may vote by internet or telephone 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on June 8, 2021. You will also be able to vote your shares electronically during the Annual Meeting. Details about how to attend the Annual Meeting online and how to submit questions and cast your votes are posted at www.virtualshareholdermeeting.com/CROX2021 and can be found in this proxy statement in the section entitled “Frequently Asked Questions About Voting and the Annual Meeting—How can I attend and vote at the Annual Meeting?”. If you wish to revoke your proxy, see the information on page 10 of this proxy statement.

If you hold your shares in “street name” through a bank, broker or other holder of record, the record holder of your shares will send you voting instructions, which you must follow in order for your shares to be voted at the Annual Meeting. If you hold in street name and wish to attend the Annual Meeting and vote online, you should contact your broker, trustee, bank, or other holder of record to obtain your 16-digit control number or otherwise vote through your bank, broker, or other holder of record.

2020 Business and Financial Highlights

In 2020, we achieved record profitability and finished the year with very strong brand momentum, despite the impact of the COVID-19 pandemic.
•The COVID-19 pandemic impacted our business globally in 2020, including through store closures and reduced operating hours, primarily during the second quarter of the year. Despite this, in 2020, we saw strong sales in e-commerce and strong sell-through in e-tail and wholesale partner sites, as consumers migrated to online shopping. The vast majority of our 351 company-operated stores were open at March 31, 2020. To ensure the well-being of our employees and customers, our corporate offices, retail stores, and distribution centers have implemented various elevated safety protocols, in accordance with local guidelines and regulations, including temperature checks, mandatory mask policies, social distancing, access to hand sanitizer, plexiglass partitions, and enhanced cleaning of the facilities. Our corporate offices have also actively managed attendance levels in accordance with local guidelines and regulations, and many of our corporate employees have continued to successfully conduct business virtually.
•We had record revenues of $1.4 billion, which increased 12.6% over last year. Digital sales represented 41.5% of 2020 revenues, compared to 31.1% in 2019. Direct-to-consumer comparable sales grew 39.2% in 2020, compared to 2019.

•We sold 69.1 million pairs of shoes worldwide, an increase from 67.1 million pairs in 2019, despite volume declines as a result of the COVID-19 pandemic.
•Gross margin was 54.1% compared to 50.1% in 2019, an increase of 400 basis points, primarily as a result of fewer promotions, favorable product mix, higher pricing, and increased sales of charms per shoe.
•SG&A was $514.8 million, an increase of $26.3 million, or 5.4%, compared to 2019. As a percent of revenues, SG&A improved 260 basis points to 37.1% of revenues, as reductions from several actions taken in response to the COVID-19 pandemic, including the elimination of certain temporary and permanent corporate and regional roles and a reduction in travel and related costs, were offset by higher variable costs associated with higher revenues and costs incurred as a result of COVID-19, including $9.9 million of inventory donations to frontline healthcare workers and other organizations.
•Income from operations was $214.1 million for the year ended December 31, 2020 compared to income from operations of $128.6 million for the year ended December 31, 2019. Our operating margin rose to 15.4%, compared to 10.5% in 2019.
•In December 2020, we completed a series of transactions that included a transfer of certain intellectual property rights among wholly-owned subsidiaries and resulted in the recognition of a $127.7 million tax benefit.
•Net income was $312.9 million compared to $119.5 million in 2019. Diluted net income per common share was $4.56 for the year ended December 31, 2020, compared to a diluted net income per common share of $1.66 for the year ended December 31, 2019.
•During 2020, we repurchased 3.2 million shares of common stock at an aggregate cost of $170.8 million, including a $125.0 million accelerated share repurchase agreement (“ASR”) in November 2020.

Strong Total Shareholder Return in 2020 Compared to Peer Group

We delivered strong cumulative total shareholder return (“TSR”) compared to our peer group as measured for the year ended December 31, 2020*.

	1 year	3 year
Crocs TSR	50%	396%
Crocs Percent Rank in Peer Group *	87th percentile	Highest
* Our peer group is listed in the “Compensation Discussion and Analysis” section below.

Proposals and our Board’s Voting Recommendations	Board Recommendation	Page
Election of Class I Directors (Proposal 1)
Ronald L. Frasch	FOR	10
Andrew Rees	FOR	10
Charisse Ford Hughes	FOR	10
Ratification of our Independent Auditor (Proposal 2)	FOR	51
Advisory Vote to Approve the Compensation of our Named Executive Officers (Proposal 3)	FOR	52

Proposal 1—Election of Class I Directors (page 10)

Name	Age	Primary Occupation	Committee Memberships	Independent
Ronald L. Frasch	72	Founder, Ron Frasch Associates	Compensation; Governance and Nominating; China Growth Acceleration	Yes
Andrew Rees	54	CEO of Crocs	None	No
Charisse Ford Hughes	50	Senior Vice President and Global Chief Marketing Officer of Kellogg	Ms. Ford Hughes joined in late 2020 and we expect her to be formally assigned committee memberships following the Annual Meeting	Yes

The Board recommends a vote “FOR” each of the Class I directors listed above.

Proposal 2—Ratify Independent Auditors (page 51)

In March 2021, the Audit Committee of our Board of Directors (our “Board”) approved the reappointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021. Our Board is asking for stockholder ratification of this appointment at the Annual Meeting.

The Board recommends a vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021.

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation (Advisory Say-on-Pay Vote) (page 52)

The objectives of our executive compensation program are to:

Align our executives’ compensation with our stockholders’ interests	Hold our executives accountable to stockholders	Assure that our total compensation program aligns with good corporate governance and best practices

Attract and retain exemplary executive talent who are able to succeed in our fast-paced, rapidly evolving company	Motivate our executives to achieve our financial and strategic business objectives by paying them for performance

GOVERNANCE BEST PRACTICES:

• Majority independent Board	• Reasonable change in control protections

• Fully independent Compensation Committee	• No excise tax gross-ups

• Independent compensation consultant to the Compensation Committee	• Reasonable severance benefits

• No compensation policies and programs that give rise to excessive risks	• Limited executive perquisites and benefits

• Annual say-on-pay vote (receiving 98% support in 2020)	• No hedging or pledging permitted by executive officers, other employees, and directors

• Robust stock ownership guidelines for both executive officers and directors	• No repricing of stock options or stock appreciation rights

• Clawback of incentive-based compensation	• Majority vote director resignation policy

• Reasonable Board tenure and refreshment	• No single-trigger vesting of equity awards that are assumed in the event of a change in control

• Independent chairperson of the Board	• Regular executive sessions of independent directors

• Annual self-evaluation of Board and committees	• Committed to sustainable business practices

We strive to pay our executives based on performance.

•Over 80% of our targeted 2020 compensation for our Chief Executive Officer was in the form of performance-based bonuses or long-term equity awards, excluding the August 2020 restricted stock unit grant discussed in “Executive Compensation.”
•Based on our strong operating results in 2020, the Compensation Committee approved payouts of 166% of target for the annual cash incentive bonus and 141% of target for the performance-based restricted stock units. These performance-based awards were earned by our executives as our Company achieved significant improvements in financial and operational performance against pre-established performance goals set by the Compensation Committee. Our Company’s excellent performance is also illustrated by the approximately 50% appreciation of our stock price in 2020.
•Other than as discussed below, our Compensation Committee made no major changes to our overall executive compensation program in 2020, as they believe the program supports our pay for performance compensation philosophy, aligns executives with stockholders’ interests, drives performance in key areas of the business, and has been supported by stockholders in prior Say-on-Pay votes. In light of the COVID-19 pandemic impacts, in March 2020, we implemented temporary holds on increases of base salaries from 2019 and temporary base salary reductions of 20% for each of Messrs. Rees and Hart and Mss. Poole, Mehlman, and Boltz. These salaries were subsequently reinstated in August 2020 as business conditions improved. The Company’s notable business and financial performance in the face of the pandemic also led the Compensation Committee to take action to bolster efforts to retain the Company’s senior executive talent. As a result, in August 2020, the Compensation Committee approved certain special equity grants to the Company’s named executive officers and other senior executives.

Please see the “Compensation Discussion and Analysis” section below for more information on our executive compensation program.

The Board recommends a vote “FOR” the advisory vote to approve the compensation of the Company’s named executive officers.

CROCS, INC.
13601 Via Varra
Broomfield, Colorado 80020
_______________________________________________________________________

2021 ANNUAL MEETING OF STOCKHOLDERS
_______________________________________________________________________

PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING

Why did I receive these proxy materials?

Crocs, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”) is providing these proxy materials in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on June 9, 2021 at 9:00 a.m. Mountain Time, online at www.virtualshareholdermeeting.com/CROX2021, or at any postponement or adjournment thereof. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CROX2021 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. Only stockholders with a valid 16-digit control number will be able to attend the Annual Meeting and vote, ask questions, and access the list of stockholders as of the close of business on the record date for the Annual Meeting.

This proxy statement will first be made available to stockholders on or about April 23, 2021.

Under the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders over the Internet, rather than mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2021. This proxy statement and our 2020 annual report to stockholders are available at www.proxyvote.com.

What is contained in this proxy statement?

This proxy statement relates to proposals to be voted on at our Annual Meeting, the process for voting, our Board and committees of our Board, information about the compensation of our directors and certain executive officers for the year ended December 31, 2020, as well as other important information. We encourage you to read this entire proxy statement prior to voting your shares.

Who is entitled to vote?

Stockholders of record of our common stock at the close of business on April 12, 2021 are entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 65,230,433 shares of our common stock outstanding, for aggregate votes of 65,230,433 (or one vote per share) on all matters at the Annual Meeting.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker, trustee, bank, or other holder of record to obtain your 16-digit control number or otherwise vote through the broker, trustee, bank, or other holder of record. Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions, and access the list of stockholders as of the close of business on the record date for the Annual Meeting. The Annual Meeting webcast will begin promptly at 9:00 a.m. Mountain Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 8:45 a.m. Mountain Time, and you should allow ample time for the check-in procedures.

What constitutes a quorum at the Annual Meeting?

A quorum is required to conduct business at the Annual Meeting. The holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors must be present in person, or by remote communication, or by proxy at the Annual Meeting in order for a quorum to exist. Abstentions and broker non-votes count as present for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have the authority to do so without instructions from the beneficial owner. Shares represented by proxies that are marked withhold with respect to the election of our Class I directors will be counted as present in determining whether there is a quorum.

What am I voting on?

We are asking for your vote on the following three proposals at the Annual Meeting:
1.The election of the three Class I director nominees named in this proxy statement to serve until the 2024 Annual Meeting of Stockholders.
2.Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
3.An advisory vote to approve the compensation of our named executive officers.

How do I vote?

Vote by Internet

If you are a stockholder of record, you may vote your proxy over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if you requested printed copies of our proxy materials, by following the instructions on the printed proxy card you received. Most beneficial stockholders (“street name” holders) may vote by accessing the website specified on the voting instructions forms provided by their brokers, trustees, banks or other nominees.

Vote by Telephone

If you are a stockholder of record, you may vote your proxy by touch-tone telephone from within the U.S. by following the instructions on the Notice of Internet Availability of Proxy Materials or, if you requested printed copies of the proxy materials, by following the instructions on the printed proxy card. Most beneficial stockholders (“street name” holders) may vote by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks, or other nominees.

Vote by Mail

If you are a stockholder of record, you may vote your proxy by mail by requesting printed proxy cards, completing, signing, and dating the printed proxy cards and mailing them in the postage-paid envelope that will accompany the printed proxy materials. Beneficial owners (“street name” holders) may vote by completing, signing, and dating the voting instruction form provided and mailing it in the postage-paid envelopes accompanying the voting instruction forms.

What if I don’t provide voting instructions?

If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, your broker, trustee, bank, or other holder of record may not vote your uninstructed shares on any proposal other than Proposal 2.

Vote online by attending the Annual Meeting

All stockholders as of the close of business on April 12, 2021, the record date, can vote online at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/CROX2021. If you are a beneficial owner who does not have a control number, you may gain access to the Annual Meeting by logging into your brokerage firm’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting. Instructions should also be provided on the voting instruction card provided by your broker, trustee, bank, or other holder of record. Even if you plan to attend the Annual Meeting online, we recommend that you also vote either by Internet, by telephone, or by mail so that your vote will be counted if you later decide not to attend.

How can I attend and vote at the Annual Meeting?

This year’s Annual Meeting will be held entirely online live via audio webcast due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our directors, employees, stockholders and other stakeholders. We have designed the virtual Annual Meeting to provide stockholders with substantially the same opportunities to participate as if the Annual Meeting were held in person. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CROX2021. If you were a stockholder as of the record date for the Annual Meeting and you have your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials, you can vote at the Annual Meeting.

A summary of the information you need to attend the Annual Meeting online is provided below:

•To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
•The Annual Meeting webcast will begin promptly at 9:00 a.m. Mountain Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 8:45 a.m. Mountain Time, and you should allow ample time for the check-in procedures.
•The virtual meeting platform is fully supported across browsers (Chrome, Firefox, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.
•Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CROX2021.
•Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/CROX2021 on the day of the Annual Meeting.
•If you want to submit your question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/CROX2021, type your question into the “Ask a Question” field, and click “Submit.”
•Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product issues, or suggestions for product innovations, are not pertinent to Annual Meeting matters and therefore will not be answered. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions pertinent to Annual Meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at the “Investor Relations” section of our website at www.crocs.com. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available until one week after posting.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker, trustee, bank or other holder of record to obtain your 16-digit control number or otherwise vote through the broker, trustee, bank or other holder of record. Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions, and access the list of stockholders as of the close of business on the record date for the Annual Meeting.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

What vote is required for the proposals to pass?

If a quorum is present at the Annual Meeting, the following vote is required for approval of each matter to be voted on.

Proposal 1 - Election of Directors The three Class I director nominees receiving the highest number of “for” votes cast online at the Annual Meeting or by proxy at the Annual Meeting will be elected as directors. Proxies marked withhold and broker non-votes will have no effect on the outcome of this proposal. Cumulative voting is not permitted. See “Corporate Governance—Majority Vote Director Resignation Policy” (below) regarding the requirement that director nominees tender their resignation if they receive a greater number of votes “withheld” from their election than votes “for” such election.

Proposal 2 - Ratification of Appointment of Deloitte & Touche LLP The affirmative vote of a majority of the voting power of the shares present in person, or by remote communication, or by proxy and entitled to vote on the proposal is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal 3 - Advisory Vote to Approve the Compensation of our Named Executive Officers The affirmative vote of a majority of the voting power of the shares present in person, or by remote communication, or by proxy and entitled to vote on the proposal is required to approve the advisory resolution to approve the compensation of our named executive officers. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Approval of All Other Proposals With respect to any other matters properly brought before the Annual Meeting, the affirmative vote of a majority of the voting power of the shares present in person, or by remote communication, or by proxy and entitled to vote on such proposals will be the act of the stockholders. Abstentions will have the effect of voting against these proposals. Broker non-votes will have no effect on the outcome of these proposals.

What are the Board’s Recommendations?
Our Board’s recommendation is set forth together with the description of each proposal. In summary, our Board recommends a vote:

•FOR the election of each of the Class I director nominees (Proposal 1);

•FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 (Proposal 2); and

•FOR the advisory vote to approve the compensation of our named executive officers (Proposal 3).

What if I don’t provide voting instructions?

Whether or not you are able to personally attend the Annual Meeting online, you are encouraged to vote your shares as instructed in the Notice of Internet Availability of Proxy Materials. Shares represented by properly executed methods, and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting as directed in the proxy. If no directions are specified, such proxies will be voted FOR each of Proposals 1, 2, and 3 in the best judgment of the proxy holders as to other matters that may properly come before the Annual Meeting.

If your shares are held in the name of a bank or brokerage firm, your bank or broker will send you a separate package describing the procedures and options for voting your shares. You should follow the instructions provided by your bank or brokerage firm. On routine matters, such as the ratification of the appointment of our independent registered public accounting firm, your broker will vote your shares for you at his or her discretion if you do not instruct your broker how to vote. For non-

routine matters, which include all other matters to be voted upon at the Annual Meeting, your broker may not vote your shares without specific voting instructions from you.

Can I change my vote after I have voted?

Any stockholder giving a proxy has the power to revoke the proxy, or change the proxy, at any time before the proxy is voted at the Annual Meeting by (i) re-voting online at www.proxyvote.com or by telephone, (ii) sending another properly executed proxy bearing a later date or a written notice of revocation of the proxy to Corporate Secretary, Crocs, Inc., 13601 Via Varra, Broomfield, Colorado 80020, or (iii) attending the Annual Meeting online and voting by following the instructions at www.virtualshareholdermeeting.com/CROX2021.

Your attendance at the Annual Meeting online will not, by itself, constitute revocation of your proxy.

How will the votes be counted?

A representative of Broadridge, our inspector of election, will tabulate and certify the votes.

Who pays for the solicitation of proxies for the Annual Meeting?

Our Board is soliciting the proxies for the Annual Meeting. We will bear the entire cost of this proxy solicitation. We have retained the services of Okapi Partners LLC (“Okapi Partners”), a professional proxy solicitation firm, to aid in the solicitation of proxies. Okapi Partners may solicit proxies by personal interview, mail, telephone, facsimile, email or otherwise. We will pay Okapi Partners its customary fee, estimated to be approximately $9,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We may also reimburse brokers, custodians, nominees and other fiduciaries for normal handling charges incurred for forwarding proxy materials to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, email or otherwise by our directors, officers and other employees, who will receive no additional compensation for such services.

Why hold a virtual meeting?

As part of our effort to maintain a safe and healthy environment for our directors, members of management, and stockholders who wish to attend the Annual Meeting, in light of the public health impact of the COVID-19 pandemic, we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world.

How can I find the results of the voting after the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS
Board Composition
Our Board currently consists of eight members divided into three classes, with each director elected to a three-year term. Under our amended and restated bylaws, each of our directors holds office until his or her successor has been elected and qualified or until such director’s earlier resignation or removal.

Class I terms expire at the 2021 annual meeting:
Ronald L. Frasch
Andrew Rees
Charisse Ford Hughes
Class II terms expire at the 2022 annual meeting:
Ian M. Bickley
Doreen A. Wright
Douglas J. Treff
Class III terms expire at the 2023 annual meeting:
Thomas J. Smach
Beth J. Kaplan

At each annual meeting of stockholders, the successors to directors whose terms expire at such meeting will be elected, or such directors will be re-elected, and will serve from the time of election and qualification until the third annual meeting following their election or until their successors are duly elected and qualified. The current authorized number of directors is eight. The authorized number of directors may be changed by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the Board can be filled by resolution of the Board.

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated Ms. Ford Hughes and Messrs. Frasch and Rees for re-election as Class I directors to serve for a three-year term expiring at the 2024 annual meeting of stockholders.

A stockholder cannot vote for more than three nominees. Each of the director nominees has consented to serve for a three-year term. We do not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or will not serve for any reason, all proxies will be voted for the election of a substitute nominee as the Board may recommend.

There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of our Company. There are no family relationships among our executive officers and directors.

Director Nomination Process and Director Qualifications

The Governance and Nominating Committee’s process for identifying potential director candidates and the factors considered by the Governance and Nominating Committee in evaluating potential candidates are described below. In identifying potential director candidates, the Governance and Nominating Committee relies on recommendations from a number of sources, including current directors and officers. The Governance and Nominating Committee may also hire outside consultants, search firms, or other advisors to assist in identifying director candidates. We do not have a separate policy regarding director candidates recommended by stockholders, but the Governance and Nominating Committee will consider director candidates recommended by stockholders on the same basis as it considers other candidates. Any stockholder wishing to recommend a candidate for consideration by the Governance and Nominating Committee may do so by submitting a written recommendation to the Governance and Nominating Committee in accordance with the procedures set forth under “Other Matters—Stockholder Proposals and Nominations.”

In evaluating a director candidate, our Governance and Nominating Committee considers, among other things, the candidate’s judgment, knowledge, personal and professional integrity, ethics and values, diversity, expertise, business and industry experience, and other expertise, which is likely to enhance the Board’s ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees, but the Governance and Nominating Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess a broad perspective and the appropriate talent, skills, and expertise to oversee our business. For example, effective January 2020 and September 2020, the Board added Ms. Beth J. Kaplan and Ms. Charisse Ford Hughes, respectively, to the Board, and the Board believes they have provided valuable experience and insight, along with additional gender and racial diversity to the Board. The Governance and Nominating Committee also takes into account independence requirements imposed by law or regulations (including the Nasdaq listing standards). In the case of director candidates recommended by stockholders, the Governance and Nominating Committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE-NAMED NOMINEES FOR DIRECTOR.

Class I Director Nominees

Ronald L. Frasch (Class I)
Mr. Frasch, age 72, has served as a member of the Board since October 2006 and as our Lead Director from November 2012 to January 2016. Mr. Frasch has been the founder of Ron Frasch Associates, an industry consulting firm, since 2014. Previously, he served as Operating Partner at Castanea Partners, a private equity firm, from February 2014 until June 2019. From June 2014 to June 2015, Mr. Frasch served as a director of EVINE Live, Inc., a Nasdaq-listed digital commerce company. Mr. Frasch also served as a director of Burberry Ltd. since 2017. Mr. Frasch served as President and Chief Merchandising Officer of Saks Fifth Avenue, a division of Saks, Incorporated, a NYSE-listed luxury fashion retailer, from February 2007 until the merger of Saks, Incorporated with Hudson’s Bay Company in November 2013. From November 2004 until January 2007, he held the post of Vice Chairperson and Chief Merchant of Saks Fifth Avenue. From January 2004 to November 2004, he was employed by Saks in a non-executive capacity. From April 2000 to January 2004, Mr. Frasch served as Chairperson and Chief Executive Officer of Bergdorf Goodman (a subsidiary of Neiman Marcus Group, Inc.) and served as President of GFT North America (a subsidiary of Gruppo GFT, based in Turin, Italy, a global producer, marketer, and distributor of fine men’s and women’s clothing, sportswear, and furnishings) from 1996 to 2000. Mr. Frasch also served as President and Chief Executive Officer of Escada USA from 1994 to 1996.

Mr. Frasch has extensive executive expertise in the fashion retail industry, which is valuable to the Board and management in understanding the consumer retail and fashion industry, including current buying trends by our wholesale customers.

Andrew Rees (Class I)	Andrew Rees, age 54, has served as a member of the Board since June 2017 and is currently the Chief Executive Officer and Principal Executive Officer of Crocs, Inc., overseeing the brand’s global strategy and operations. Mr. Rees joined Crocs as President in June 2014, and became Chief Executive Officer in June 2017. Mr. Rees has more than 25 years of experience in the footwear and retail industry. Prior to joining Crocs, Mr. Rees served as Managing Director of L.E.K. Consulting in Boston where he founded and led the firm’s Retail and Consumer Products Practice for 13 years. While at L.E.K., Mr. Rees served as a consultant for Crocs from 2013 to 2014, supporting the development and execution of the Company’s strategic growth plan. Previously, Mr. Rees served as Vice President of Strategic Planning and Vice President of Retail Operations for Reebok International. He also held a variety of positions at Laura Ashley from 1994 to 1996.

Mr. Rees has extensive executive expertise in the footwear and retail industry and day-to-day knowledge of our operations as Chief Executive Officer.

Charisse Ford Hughes (Class I)
Charisse Ford Hughes, age 50, has served as a member of the Board since September 2020 and is currently the Senior Vice President and Global Chief Marketing Officer of Kellogg Company (“Kellogg”), a role she has held since September 2020. Before joining Kellogg, Ms. Ford Hughes served as Chief Marketing Officer for the Americas region of Pandora Jewelry from January 2015 to September 2020. Ms. Ford Hughes has also held senior marketing and leadership positions at consumer brands including Estée Lauder Companies, Inc. (from August 2005 to July 2014), Avon Products, Inc. (from 2001 to 2005), and the Sara Lee Corporation (from 1997 to 2001). Ms. Ford Hughes currently serves on the board of Delivering Good, Inc. and as a board advisor to Prelude Growth Partners and Pixability, a video advertising platform company. She earned an undergraduate degree in Finance from Howard University and her MBA in Finance and Marketing from the J.L. Kellogg School of Management at Northwestern University.

Ms. Ford Hughes has decades of executive experience in global brand strategy, marketing, consumer insights, retail, and digital commerce. Ms. Ford Hughes brings valuable perspective to the Board and management in terms of understanding consumer trends, brand management, data and digital marketing, and omni-channel retail.

Information About Continuing Directors
Class II Directors

Ian M. Bickley (Class II)	Mr. Bickley, age 57, has served as a member of the Board since April 2015. Until December 2018, Mr. Bickley served as an Executive Officer of Tapestry, Inc. (“Tapestry”), a NYSE-listed house of modern luxury lifestyle and accessory brands including Coach, Kate Spade, and Stuart Weitzman. Mr. Bickley held a number of executive roles at Tapestry (formerly Coach, Inc.) between 1993 and 2018. From July 2017 to December 2018, Mr. Bickley served as President, Global Business Development and Strategic Alliances for Tapestry. Prior to his last role with Tapestry, he served as President, International Group for Coach from August 2013 to July 2017, President, Coach International from February 2006 to August 2013, President and Chief Executive Officer of Coach Japan from August 2001 to February 2006, Vice President, Coach Japan from 1997 to 2001 and other successively senior positions since joining in 1993. Mr. Bickley has served on the board of directors and strategy committee of Natura & Co. Holding S.A., a NYSE-listed Brazilian global beauty and cosmetics company, since April 2019.

Mr. Bickley brings more than 25 years of global multi-channel fashion and lifestyle brand building and distribution experience to the Board. At Tapestry, Mr. Bickley was an important leader and architect in the global expansion of the Coach brand in addition to the transformation of the company into a global multi-brand business and organization with three brands, more than 21,000 employees, and distribution in over 70 countries. His experience provides the Board with significant perspective and insight into the development of global brands, multi-channel retailing, and emerging market and channel opportunities.

Doreen A. Wright (Class II)	Ms. Wright, age 64, has served as a member of the Board since June 2011. She served as Senior Vice President and Chief Information Officer of Campbell Soup Company from 2001 to 2008. Ms. Wright also served as Interim Chief of Human Resources for Campbell Soup Company in 2002. From 1999 to 2001, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc. From 1995 to 1998, Ms. Wright held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America. Prior to that, she held various positions with American Express Company, Bankers Trust Corporation, and Merrill Lynch & Co. From 2012 to 2017, Ms. Wright served on the Board of Directors of the WhiteWave Foods Company. From 2009 to 2013, Ms. Wright served on the Board of Directors of Dean Foods Company, a leading food and beverage company. In addition, Ms. Wright served on the Board of Directors of: Citadel Broadcasting Corporation from 2010 to 2011, where she chaired the Compensation Committee; the Oriental Trading Company from 2008 to 2011, where she served on the Audit and Compensation Committees; Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees; and Conseco, Inc. from 2007 to 2010, where she served on the Audit and Enterprise Risk Committee.

Ms. Wright brings more than 30 years of leadership experience in the financial services and consumer products industries, with emphasis in the area of information technology, operations, and human resources. Ms. Wright also has extensive experience as a public company director, including service on audit, compensation, and corporate governance committees.

Douglas J. Treff (Class II)	Mr. Treff, age 63, has served as a member of the Board since June 2016. He currently serves as the Senior Vice President and Chief Financial Officer of World Vision, Inc., an international relief and development organization. He served as Executive Vice President and Chief Administrative Officer of Payless Holdings, Inc. from September 2007 to July 2015 and also as its Chief Financial Officer from 2012 to 2015. Payless declared bankruptcy in 2017 subsequent to Mr. Treff’s departure. Mr. Treff served as Executive Vice President and Chief Administrative Officer of Sears Canada Inc. from 2006 to 2007, having been seconded to Sears Canada from Sears Holdings. Mr. Treff served as the Senior Vice President and Chief Financial Officer of Deluxe Corporation from 2000 to 2006. From 1990 to 2000, he held Chief Financial Officer and other leadership roles in finance at Wilsons The Leather Experts Inc., including serving as Vice President, Finance of Wilsons since 1993 and as Chief Financial Officer and Assistant Secretary since 1996.

Mr. Treff brings significant knowledge and expertise in accounting, finance, information technology, and operations in the global retail industry. As a chief financial officer or chief administrative officer for more than 20 years, Mr. Treff has extensive experience in SEC reporting, risk management and the footwear industry, which makes him well suited to serve as the chairperson of our Audit Committee. This experience provides the Board with significant expertise and perspective relating to financial management, audit committee oversight, and global retail operations.

Class III Directors

Thomas J. Smach (Class III)	Mr. Smach, age 60, has served as the Chairperson of the Board since June 2011, and as a member of the Board since April 2005. Since 2008, Mr. Smach has been a co-founding partner of Riverwood Capital Management, a private equity firm. From January 2005 to June 2008, Mr. Smach served as the Chief Financial Officer of Flextronics International (“Flextronics”), a Nasdaq-listed electronics manufacturing services (“EMS”) provider. From April 2000 to December 2004, Mr. Smach served as Senior Vice President-Finance of Flextronics. From 1997 to April 2000, he served as the Senior Vice President, Chief Financial Officer and Treasurer of The Dii Group, Inc., an EMS provider and publicly-traded company that merged with Flextronics in early 2000. In addition to currently serving on the board of various private companies around the world, Mr. Smach also served on the board of various public companies in both the United States and Germany. Mr. Smach is a certified public accountant (inactive).

Mr. Smach has extensive accounting and financial management experience having served as the chief financial officer of global public companies and on the boards of both public and private companies. In addition, Mr. Smach has significant experience with international manufacturing and business from his leadership positions at Riverwood Capital Management and Flextronics. This experience is useful in light of our international operations. Mr. Smach is also well versed in SEC compliance and risk oversight, which makes him particularly well suited to serve on our Audit Committee and as the Board’s Chairperson.

Beth J. Kaplan (Class III)	Ms. Kaplan, age 63, has served as a member of the Board since January 2020. She has been the managing member of Axcel Partners, LLC, a venture capital firm investing in early stage and growth companies, since 2001. Ms. Kaplan served as President and Chief Operating Officer at Rent the Runway, Inc. from 2013 to 2015 and continues to serve on its board of directors. She has served on the boards of several early stage growth companies, including Care/of (which is majority owned by Bayer, Inc.) since 2018, Brilliant Earth since 2020 and Coopers Hawk since 2020, and she served on the board of Framebridge (which is owned by Graham Holdings) from 2016 to 2020. Previously, Ms. Kaplan served as President and Chief Merchandising and Marketing Officer, and as a director, at General Nutrition Centers (“GNC”) from 2008 to 2011, where she played an integral role in GNC’s 2011 initial public offering. Prior to GNC, Ms. Kaplan served as Executive Vice President and General Manager at Bath & Body Works, LLC from 2002 to 2005, Executive Vice President of Marketing and Merchandising at Rite Aid Corporation from 1996 to 1999, and President and General Manager of the U.S. Cosmetics and Fragrance division at The Procter & Gamble Company. Ms. Kaplan has served as a member of the board of directors of Meredith Corporation, a publicly traded media conglomerate, since January 2017 and is the Chairperson of the Human Resource and Compensation Committee and a member of its Finance/Audit Committee. In addition, Ms. Kaplan joined the board of Howard Hughes Corporation, a publicly traded commercial, residential and mixed-use real estate company, in December 2017 and currently serves on its Audit and Risk Committees.

Ms. Kaplan has decades of executive experience in consumer products, retail, and digital commerce and brings valuable perspective to the Board and management in terms of understanding consumer trends, brand management and operational expertise. Ms. Kaplan also has public board experience, and serves on multiple audit and risk committees.

CORPORATE GOVERNANCE

We are committed to maintaining sound corporate governance practices. The Board has formalized several policies, procedures and standards of corporate governance, including our Corporate Governance Guidelines, some of which are described below. We continue to monitor best practices and legal and regulatory developments with a view to further evolving our governance policies and procedures, as appropriate.

Corporate Governance Guidelines
Our Corporate Governance Guidelines (the “Corporate Governance Guidelines”) are designed to assure the continued vitality of the Board and excellence in the execution of its duties. Our Corporate Governance Guidelines establish the practices and procedures of the Board with respect to Board composition and member selection, Board independence, Board meetings and involvement of senior management, management succession planning, Board committees and the evaluation of senior management and the Board. The Board periodically reviews our Corporate Governance Guidelines and updates them as necessary to reflect improved corporate governance practices and changes in regulatory requirements. A copy of our Corporate Governance Guidelines is available in the “Investor Relations” section of our website at www.crocs.com.

Majority Vote Director Resignation Policy
Our Corporate Governance Guidelines contain a Director Resignation Policy. Under this policy, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation to the Board following certification of the stockholder vote. Within 90 days following the certification of the vote, the independent directors on the Board would consider the offer of resignation and determine whether to accept or reject the tendered resignation. This policy does not apply in contested elections.

Director Independence
Nasdaq listing standards require that the Board consist of a majority of independent directors. The Board has determined that Messrs. Bickley, Frasch, Smach, and Treff and Mss. Ford Hughes, Kaplan and Wright are independent directors as defined by Nasdaq listing standards.
The Board makes a determination regarding the independence of each director annually based on relevant facts and circumstances. Applying the standards and independence criteria defined by the Nasdaq listing standards, the Board has made a determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

Annual Evaluations of the Board and Board Committees

Each year, through the Governance and Nominating Committee, the Board, and each Board committee conducts self-evaluations to assess their respective performances and consider potential areas of improvement. The assessments focus on the effectiveness of the Board and each Board committee, assessed against their respective responsibilities as set forth in the Corporate Governance Guidelines and each committee charter. Directors consider matters such as fulfillment of the Board’s and their individual primary responsibilities, effectiveness of discussion and debate at meetings, the quality and timeliness of Board and Board committee materials and presentations, the composition of the Board and each Board committee (including experience, skills and independence of members), and effectiveness of the Board’s and each Board committee’s processes. Responses are reviewed and shared with the Chair of the Board and the chairs of the respective Board committees, and appropriate responsive actions considered as necessary.

Communicating with Directors
Stockholders or other interested parties who wish to communicate with the Board or with specified individual directors may do so by mailing such written communication to: Corporate Secretary, Crocs, Inc., 13601 Via Varra, Broomfield, Colorado 80020. The Corporate Secretary will review all correspondence and will forward to the Board or an individual director a summary of the correspondence received and copies of correspondence that the Corporate Secretary determines is required to be directed to the attention of the Board or such individual director. Our Corporate Secretary reserves the right not to forward to Board members any inappropriate materials. The Board or any individual director may at any time request copies and review all correspondence received by the Corporate Secretary that is intended for the Board or such individual director.

Board Leadership
The Board does not have a formal policy regarding separation of the roles of Chief Executive Officer and Chairperson of the Board. The Board believes it is in our best interests to make that determination based on current circumstances. The Board has, however, determined that an independent director serving as Chairperson is in the best interests of our stockholders at this time. This structure ensures a greater role of independent directors in the active oversight of our business, including risk management oversight, and in setting agendas and establishing Board priorities and procedures. This structure also allows the Chief Executive Officer to focus to a greater extent on the management of our day-to-day operations. The Board believes this split structure recognizes the time, effort, and energy the Chief Executive Officer is required to devote to the position in the current business environment, as well as the commitment required to serve as the Chairperson.

Risk Oversight
The full Board is actively involved in oversight of risks that could affect us. The Board implements its risk oversight function both as a whole and through delegation to its committees. These committees meet regularly and report back to the full Board. The Audit Committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The Audit Committee oversees our procedures for the receipt, retention, and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems. The Audit Committee regularly interacts with our accounting and legal personnel, internal audit team, and our outside auditors in fulfillment of this oversight function. Our Audit Committee also oversees risks related to our information technology systems, processes, and procedures, including risk related to cybersecurity. The Compensation Committee oversees risks relating to our compensation plans and programs. The Compensation Committee has reviewed and considered our compensation policies and programs in light of the Board’s risk assessment and management responsibilities and will do so in the future on an annual basis. The Compensation Committee believes that we have no compensation policies and programs for our executives and other employees that give rise to risks reasonably likely to have a material adverse effect on us. The Compensation Committee also, on at least an annual basis, considers and evaluates the independence and potential conflicts of interest of its advisors, including its compensation consultant, Meridian Compensation Partners, LLC (“Meridian”).
The Chief Legal and Risk Officer serves as our chief compliance officer and is charged with oversight of our enterprise risk management program and assessing and managing our legal, regulatory, and other compliance obligations on a global basis. The Chief Legal and Risk Officer regularly reports to the Audit Committee and other relevant committees of the Board, regarding our enterprise risk management program, including information security matters, and legal and compliance affairs. The Chief Legal and Risk Officer and the Chief Financial Officer also coordinate the day-to-day risk management process and report directly to the Audit Committee. The internal audit team performs an enterprise risk assessment annually, and updates the Audit Committee and other relevant committees of the Board regarding our risk analyses, assessments, risk mitigation strategies, and activities. We operate a risk-based cybersecurity program dedicated to protecting the confidentiality, integrity and availability of our information. We utilize a layered approach in protecting against, and the detection of, cyber-attacks, and leverage outside partnerships to gain intelligence on threats and continue to adjust our protection mechanisms to be effective. We also use state-of-the-art technology to monitor systems for anomalous behavior. In the event an incident were to occur, a Security Incident Response Team would be convened that consists of members from many functions, including legal counsel. We also have an information security risk insurance policy that would defray the costs of an information security breach and an information security training and compliance program in place. Although we have numerous controls to protect against common attacks, some attacks may still be effective. Our controls are designed to detect, triage and eradicate these attacks. Over the past three years, there have been no known material breaches, and no expenses related to the investigation of such breaches. Senior management also updates the Audit Committee at least annually, or more frequently as needed, regarding our directors and officers insurance coverage and on matters regarding certain financial risks.

Worldwide Code of Ethics and Committee Charters
We have adopted a Worldwide Code of Ethics that applies to all directors and employees, including our principal executive, financial, and accounting officers. The Worldwide Code of Ethics is posted in the “Investor Relations” section of our website at www.crocs.com. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of our Worldwide Code of Ethics that apply to our directors and principal executive, financial, and accounting officers by posting such information on our website. The Audit Committee Charter, Compensation Committee Charter, and Governance and Nominating Committee Charter are also available in the “Investor Relations” section of our website at www.crocs.com. Any person may request a copy of the Worldwide Code of Ethics or committee charters free of charge by submitting a written request to: Corporate Secretary, Crocs, Inc., 13601 Via Varra, Broomfield, Colorado 80020.

Environmental, Social, and Governance (“ESG”) Initiatives

As one of the world’s largest footwear companies, we strive to make a positive impact on the global footwear industry and our planet by committing to transparent, socially conscious, and sustainable business practices.

Through our ESG Program, we expect to continue to advance our sustainable business practices with the goal of consistently delivering products that exceed customer and consumer expectations. We believe the progress of our ESG efforts is best served by disclosing goals and relevant metrics, and, to this end, we are aligning our program with the United Nations Sustainable Development Goals (“SDGs”) and the Sustainability Accounting Standards Board (“SASB”) framework for reporting and disclosure in order to establish specific goals, targets, and policies to enhance our ESG progress.

Environmental

We are committed to reducing our impact on the environment by focusing on sustainability initiatives in our operations and throughout our supply chain and product lifecycle.

In 2020, we identified four key areas of focus: (i) incorporating more sustainable product ingredients; (ii) disclosing efforts and progress towards reducing greenhouse gas (“GHG”) emissions, energy, water consumption, and waste; (iii) transitioning to more environmentally friendly packaging; and (iv) exploring sustainable solutions for product end of life.

We have also joined the Sustainable Apparel Coalition (“SAC”) for the purpose of baselining and establishing goals across emissions, energy and water use, and waste reduction/disposal for both our internal brand activities as well as our factory partners. Crocs is also working to align with Science-Based Targets for the purpose of developing meaningful GHG emissions reduction goals that support the prevention of climate change.

Social

Human Capital

At Crocs, our vision to make “everyone comfortable in their own shoes” starts with our people. As of December 31, 2020, we employed approximately 4,600 employees in the Americas, Europe, Middle East, and Africa, and Asia Pacific. This includes approximately 2,600 employees in our retail stores, 1,000 employees at our corporate/regional offices, and 1,000 employees at our distribution centers.

We are committed to the health and safety of our employees and customers. In response to COVID-19, our corporate offices, retail stores, and distribution centers have implemented various elevated safety protocols, in accordance with local guidelines and regulations, including temperature checks, mandatory mask policies, social distancing, access to hand sanitizer, plexiglass partitions, and enhanced cleaning of the facilities. To support our workforce, we also implemented a supplemental sick policy for our U.S. workforce with additional hours available for paid time off related to COVID-19.

To ensure that we remain an employer of choice for what we believe is the most talented workforce in the footwear industry, we have implemented initiatives across our business and geographies to develop leadership capabilities, enable meaningful professional experiences, offer a compelling employee value proposition, and create a transparent, collaborative culture that “celebrates one-of-a-kinds and stands together with all different kinds.” We are also committed to an equitable total rewards philosophy as well as pay transparency in all regions.

We are proud of our culture of inclusion, which encompasses regular employee listening, employee-led inclusivity councils, and diversity at all levels. Crocs strives to create a culture of inclusion where employees can freely contribute equally regardless of gender, age, ethnicity, disability, or sexual orientation. Our Code of Ethics codifies these values.

Investing in talent is a key component of our human capital strategy. Crocs is committed to identifying and developing the next generation of leadership. We conduct an annual talent and succession review with our CEO and Board with a focus on accelerating talent development, strengthening succession pipelines, and advancing diversity representation for our most critical roles.

We continue to emphasize employee development and training. We have established a culture of learning and development, with robust training at all levels on a wide range of topics from Leading for Respect and Inclusion, Thriving through Adversity (for instance, during the COVID-19 pandemic), Leading for Innovation, and Facilitating Team Communication.

Crocs is committed to providing an employee value proposition that is compelling, market-competitive, and performance-based. Our compensation programs, practices, and policies reflect our commitment. We aim to generally position total direct compensation within a competitive range of the market median, with differentiation based on tenure, skills, proficiency, and performance to attract and retain key talent.

Our regular employee engagement surveys reflect a highly engaged global workforce, with, among others, high scores returned by employees recommending “Crocs as a great place to work” and saying “it is easy for people with diverse backgrounds to be accepted.”

Environmental, Social, and Governance Initiatives (continued)

Social Capital

At Crocs, we strive to ensure our products are sourced, produced, and delivered to our customers in a manner that upholds international labor and human rights standards. To this end, we have implemented measures to ensure our supply chain complies with these standards, including utilizing internal and external parties to conduct both scheduled and unannounced social compliance reviews. We also maintain a factory Social Compliance Code of Conduct and a certification process – our contracted factories and direct suppliers sign an annual Statement of Compliance, verifying that their operations are in compliance with all local laws and customs regarding hiring practices, wages, and working conditions, as well as our Code of Conduct.

We also monitor chemicals and substances in our supply chain for compliance with legal and regulatory requirements consistent with our Restricted Substances Policy and expect our contracted factories and suppliers to take a proactive stance in eliminating any hazardous chemicals or substances in the manufacture of Crocs products.

Community

Giving back to the community is extremely important to us. Through our global “Crocs Cares” program, we focus on providing shoes to address human needs, funds to support those in need, and time to enable our employees to support their local communities. To this end, we have donated over one million pairs of shoes in the past five years, and in 2020 donated over 860,000 pairs of shoes to frontline healthcare workers and other organizations as part of our “A Free Pair for Healthcare” program.

Governance

At Crocs, we have strong corporate governance mechanisms in place, along with robust internal controls over our financial reporting framework. We also have Enterprise Risk Management and Ethics & Compliance program frameworks, with regular updates provided to our Board committees as well as our Board. For our ESG efforts, Crocs has established an ESG/sustainability management and oversight framework under the direction of our Executive Vice President, Chief Legal & Risk Officer. The Governance and Nominating Committee of our Board oversees our ESG efforts.

Our commitment to diversity and inclusion is reflected in our Board, comprised of 38% female members as of December 31, 2020. We are continuing efforts to expand our Board’s diversity.

Anti-Hedging and Anti-Pledging Policy

Our Securities Trading and Information Disclosure Policy prohibits all of our employees, officers, and directors from engaging in hedging transactions designed to offset decreases in the market value of our securities, including certain forms of hedging and monetization transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps, and exchange funds. Our Securities Trading and Information Disclosure Policy also prohibits all of our employees, officers, and directors from holding our stock in a margin account or pledging our stock as collateral to secure loans or other obligations.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

During 2020, the Board met five times, and all directors who served during 2020 attended 75% or more of the aggregate of the (i) Board’s meetings and (ii) meetings of the Board committees on which they served, in each case, during the periods that he or she served as a director. We encourage, but do not require, our directors to attend the Annual Meeting of Stockholders. All of directors who served on the Board at the time attended our 2020 Annual Meeting of Stockholders.

We believe our current Board is highly qualified and active, consisting of directors with a diverse set of relevant experience, qualifications, and skills. This table provides a summary view of the qualifications and attributes of each director.

Qualifications and Attributes	Ian M. Bickley	Charisse Ford Hughes	Ronald L. Frasch	Beth J. Kaplan	Andrew Rees	Thomas J. Smach	Douglas J. Treff	Doreen A. Wright
CEO Experience	●		●		●
Corporate Governance/Ethics	●		●	●	●	●	●	●
Financial/Accounting Expertise			●	●		●	●
Public Company Board Service	●		●	●	●	●	●	●
Footwear/Retail Industry Experience	●	●	●	●	●		●
Independence	●	●	●	●		●	●	●
Global Management and Business Perspective	●	●	●	●	●	●	●	●
Consumer Product and Branding Expertise	●	●	●	●	●	●	●	●
Information Technology Expertise		●				●	●	●
Supply Chain and Manufacturing Expertise	●		●		●	●
Human Resources/Compensation Expertise	●			●		●		●
Gender or Racial Diversity		●		●				●
Demographic Background
Tenure (Years)	6	1	14	2	4	16	5	10
Age (Years)	57	50	72	63	54	60	63	64

Average Director Tenure: 7.3 Years	Average Director Age: 60.4	Overall Diversity: 37.5%

Board Committees

The committees established by the Board and their current membership are set forth in the table below.

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee	China Growth Acceleration Committee
Thomas J. Smach*	✓		✓
Ian Bickley	✓			✓**
Charisse Ford Hughes (1)
Ronald L. Frasch		✓	✓**	✓
Beth J. Kaplan		✓	✓
Andrew Rees
Doreen A. Wright		✓**
Douglas J. Treff	✓**
* Chairperson of the Board
** Chairperson of the Committee
(1) Ms. Ford Hughes joined in late 2020 and we expect her to be formally assigned committee memberships following the Annual Meeting.

Audit Committee

The current members of the Audit Committee are Messrs. Treff (Chairperson), Bickley, and Smach. The Audit Committee met ten times in 2020. The functions of the Audit Committee include, among other things, oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the performance, qualifications, and independence of our independent auditors, and the performance of our internal audit function. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, termination, and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. The Audit Committee is also tasked with evaluating our significant information technology (“IT”) strategies, and oversight of management in its management of risks related to our IT systems, processes, and procedures, including risk related to cybersecurity. The purpose and responsibilities of the Audit Committee are set forth in the Audit Committee Charter.

All of the members of the Audit Committee are independent, as determined in accordance with Nasdaq listing standards applicable to Audit Committee members and relevant federal securities laws and regulations. The Board has determined that Messrs. Treff and Smach each qualify as an “audit committee financial expert” as defined by the applicable regulations of the SEC.

Compensation Committee

The current members of the Compensation Committee are Mss. Wright (Chairperson) and Kaplan and Mr. Frasch. The Compensation Committee met nine times in 2020. The Compensation Committee has overall responsibility for defining, articulating, evaluating, and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies, and programs. The Compensation Committee is also responsible for approving our Compensation Discussion and Analysis for inclusion in this proxy statement. The purpose and responsibilities of our Compensation Committee are set forth in the Compensation Committee Charter.

All of the members of the Compensation Committee are independent, as determined in accordance with Nasdaq listing standards applicable to Compensation Committee members and relevant federal securities laws and regulations.

Pursuant to its charter, the Compensation Committee has the authority to, among other things: (i) establish, monitor, and approve our overall compensation strategy and philosophy; (ii) review and approve annually corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and to approve our Chief Executive Officer’s compensation; (iii) oversee management’s decisions concerning the performance and compensation of other executive officers; (iv) oversee the compensation structure for our employees generally; (v) review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; (vi) supervise the administration of our equity-based incentive plans, including the authorization of equity grants under such plans; (vii) review and recommend to the Board the terms of written employment agreements, post-employment consulting agreements and severance arrangements for executive officers; (viii) assist the Board in developing and evaluating potential candidates for executive officer positions and oversee the development of succession plans for executive officers; (ix) review and recommend to the Board compensation to be paid to our non-employee directors; and (x) review and evaluate the relationship between our incentive compensation arrangements and our corporate strategy and risk management policies and practices. The Compensation Committee may also delegate its authority under its charter to a subcommittee or one or more of our officers as it deems appropriate from time to time.

The Compensation Committee sets our Chief Executive Officer’s compensation. The Compensation Committee also reviews the recommendations of our Chief Executive Officer with respect to compensation of our named executive officers, other than himself, and, after reviewing such recommendations, sets the compensation of our other named executive officers. The Compensation Committee relies on its judgment when making compensation decisions after reviewing our performance and evaluating each executive’s performance against established goals, leadership ability and responsibilities, and current compensation arrangements. When evaluating total compensation for each of our executive officers, the Compensation Committee reviews the executive officer’s current compensation, including equity- and non-equity-based compensation. The Compensation Committee also evaluates surveys and other available data regarding the executive compensation programs of comparative companies. The compensation program for executive officers and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances. See “Corporate Governance—Risk Oversight” (above) for the Compensation Committee’s evaluation of our compensation program risk.

During 2020, the Compensation Committee engaged an outside independent compensation consultant, Meridian, to provide consulting services to the Compensation Committee in connection with 2020 executive compensation matters. See “Compensation Discussion and Analysis” (below) for further discussion.

Meridian does not provide any services to management. Prior to engaging Meridian, the Compensation Committee considered their independence in accordance with the terms of the Compensation Committee Charter and Nasdaq listing requirements. The Compensation Committee determined that Meridian is independent and did not identify any conflicts of interest.

Governance and Nominating Committee

The current members of the Governance and Nominating Committee are Messrs. Frasch (Chairperson) and Smach and Ms. Kaplan. The Governance and Nominating Committee met four times in 2020. The Governance and Nominating Committee assists the Board in promoting our best interests and those of our stockholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Governance and Nominating Committee identifies individuals qualified to become Board members and recommends to the Board the director nominees for election at each annual meeting of stockholders. It also reviews the qualifications and independence of the members of the Board and its various committees and makes any recommendations the Governance and Nominating Committee members may deem appropriate concerning any changes in the composition of the Board and its committees. The Governance and Nominating Committee also recommends to the Board the corporate governance guidelines and standards regarding the independence of non-employee directors applicable to us and reviews the provisions of the Governance and Nominating Committee Charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any applicable legal or regulatory requirements and the Nasdaq listing standards. The Governance and Nominating Committee also monitors and leads the Board in its periodic review of the Board’s performance. The Governance and Nominating Committee is also responsible for Board oversight of the Company’s ESG program.

The purpose and responsibilities of our Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter. All of the members of the Governance and Nominating Committee are independent, as determined in accordance with the Nasdaq listing standards.

China Growth Acceleration Committee

The current members of the China Growth Acceleration Committee are Messrs. Bickley (Chairperson) and Frasch. The China Growth Acceleration Committee was first formed in January 2019 with a fixed one-year term, which the Board has extended through December 31, 2021. The China Growth Acceleration Committee assists the Board in its ongoing overview of our long-term strategic planning and growth initiatives and offers advice and insights related to the creation of a new growth plan for our business in China and organizational structure in the Asia Pacific region and specifically as it relates to the China business. The China Growth Acceleration Committee is also tasked with providing guidance with respect to our assessment of the brand potential in China; review our plans and timeline for growth by channel in China; contribute to our understanding of the changing market landscape and market specific risks in China; act in an advisory capacity to help us prioritize alternative investment options for the China market; and interface with designated management team/groups regarding China business and potential opportunities.

EXECUTIVE OFFICERS
Our executive officers as of April 12, 2021 include the following individuals:

Name	Age	Position(s)
Andrew Rees	54	Chief Executive Officer
Michelle Poole	53	President
Anne Mehlman	40	Executive Vice President and Chief Financial Officer
Daniel P. Hart	62	Executive Vice President, Chief Legal and Risk Officer
Elaine Boltz	52	Executive Vice President, Chief Operations and Transformations Officer

Mr. Rees’ biographical information is disclosed above under “Proposal 1—Election of Directors.”

Michelle Poole has served as our President since September 2020. Previously, Ms. Poole served as our Executive Vice President and Chief Product and Merchandising Officer since April 2020. Prior to this, she served as our Senior Vice President and Chief Product and Merchandising Officer since 2019, and our Senior Vice President, Product and Merchandising since 2014. In addition to her product and merchandising responsibilities, Ms. Poole assumed responsibility for our Marketing function in 2017. Prior to Crocs, she spent five years at Sperry Top-Sider from 2008 to 2013, where she served as Senior Vice President of Product. Her footwear industry experience also includes brand-building roles at Timberland from 2004 to 2008 and Converse from 1997 to 2000.

Anne Mehlman has served as our Executive Vice President and Chief Financial Officer since August 2018. From November 2016 until August 2018, she served as Chief Financial Officer of Zappos.com, Inc., an online shoe retailer owned by Amazon.com, Inc. Previously, Ms. Mehlman served as our Vice President, Corporate Finance from June 2011 to November 2016. Prior to that time, she was Division Finance Director at RSC Holdings, Inc. (acquired by United Rentals, Inc.). Ms. Mehlman also held various financial roles at Corporate Express (acquired by Staples, Inc.). Ms. Mehlman has also served on the board of directors of JOANN Inc., a specialty retailer of crafts and fabrics, since March 2021.

Daniel P. Hart has served as our Executive Vice President, Chief Legal and Risk Officer since January 2010. From June 2009 through December 2009, he served as our Executive Vice President of Administration and Corporate Development. Prior to joining us, Mr. Hart was employed by Océ North America, a digital printing and document management division of Océ, N.V., a manufacturing and engineering company publicly traded on the Euronext Amsterdam stock exchange, where he served as Senior Vice President and General Counsel from 2006 to 2009. From 2004 to 2006, Mr. Hart served as Senior Vice President - General Counsel and Human Resources for Invensys Controls, a global manufacturing and engineering operation within Invensys plc, a public U.K. conglomerate. From 2002 to 2004, Mr. Hart served as Chief Staff Officer for the Development Division of Invensys, a large portfolio of disposal companies within Invensys plc. Previously, Mr. Hart’s experience included service in senior legal positions at Dictaphone Corporation and Brooke Group Ltd. and private legal practice in New York City.

Elaine Boltz has served as our Executive Vice President, Chief Operations and Transformations Officer since March 2020. She has over a decade of strategic and operating responsibility in retail, omnichannel and online businesses. Prior to joining us, Ms. Boltz served as President of TJX Digital, a stand-alone operating division of TJX Companies, Inc. (“TJX”), from 2011 to 2017, where she launched and built TJX’s e-commerce business and oversaw the acquisition of Sierra Trading Post. Prior to TJX, she led Chicos FAS’ direct-to-consumer businesses, including e-commerce, catalogs and omnichannel initiatives for the company’s portfolio of brands from 2008 to 2010. Ms. Boltz also served as Chief Marketing and Strategy Officer at Ann Inc. from 2004 to 2008. Before her operating roles in these companies, Ms. Boltz was a senior principal at BCG, focused in the Consumer and Retail sector from 1996 until 2004. Her corporate board experience includes Brinker International, Inc., global owner of Chili’s and Maggiano’s restaurants, which is listed on the NYSE, where she served from 2015 to 2018, and since July 2019, she has served on the board of Purpose Built Brands (formerly Weiman Products), a private-equity backed consumer product company.

BENEFICIAL OWNERSHIP OF OUR SECURITIES

Ownership by Our Directors, Executive Officers, and Greater than 5% Stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2021 by:
•each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our outstanding common stock;
•each current director or nominee;
•each of the named executive officers listed in “Compensation Tables—Summary Compensation Table” (below); and
•all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing a person’s percentage ownership of common stock, shares of common stock subject to options or restricted stock units (“RSUs”) held by that person that are currently exercisable, or exercisable (or, in the case of RSUs, scheduled to vest and settle) within 60 days after March 31, 2021, are deemed to be outstanding and beneficially owned by that person. None of these shares, however, are deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Percentage ownership is based on 65,226,008 shares of our common stock outstanding on March 31, 2021. Unless otherwise indicated below, the address for each director and named executive officer listed below is in care of Crocs, Inc., 13601 Via Varra, Broomfield, Colorado 80020.

	Common Stock
Name of Beneficial Owner	Shares	Percent
5% Stockholders:
BlackRock, Inc. (1)	10,862,273	16.65%
FMR LLC (2)	7,265,006	11.14%
The Vanguard Group (3)	6,798,543	10.42%
Named Executive Officers, Directors, and Director Nominees:
Ian M. Bickley	61,917	*
Charisse Ford Hughes	1,527	*
Ronald L. Frasch	120,487	*
Beth J. Kaplan	3,754	*
Thomas J. Smach (4)	181,207	*
Douglas J. Treff	82,982	*
Doreen A. Wright (5)	56,641	*
Andrew Rees (6)	785,852	1.20%
Michelle Poole	61,505	*
Anne Mehlman	16,998	*
Daniel P. Hart	173,193	*
Elaine Boltz	8,377	*
All directors and executive officers as a group (12 persons) (7)	1,554,440	2.38%
*Less than 1%
(1) Based solely on a Schedule 13G filed with the SEC on January 25, 2021. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2) Based soley on a Schedule 13G/A filed with the SEC on February 8, 2021. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.
(3) Based solely on a Schedule 13G/A filed with the SEC on February 10, 2021. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(4) Includes 80,014 RSUs that become immediately vested upon the earlier of Mr. Smach’s separation of service from the Board or upon a change in control.
(5) Includes 53,742 RSUs that become immediately vested upon the earlier of Ms. Wright’s separation of service from the Board or upon a change in control.
(6) Includes 200,000 shares subject to options exercisable within 60 days of March 31, 2021 and 249,748 shares held by the V&M Rees Revocable Trust, in which Mr. Rees in a trustee and exercises voting and investment power.
(7) Shares beneficially owned include 200,000 shares subject to options that are exercisable within 60 days of March 31, 2021 and 133,756 RSUs that become immediately vested upon the earlier of certain directors’ separation of service from the Board or upon a change in control.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC.

Based solely upon a review of Forms 3, 4 and 5 (and amendments thereto) and written representations furnished to us during the most recent fiscal year, no person who at any time during the fiscal year was a director, officer, or beneficial owner of more than 10% of our common stock failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act during 2020, except for one Form 4 for each of Andrew Rees, Anne Mehlman, and Daniel Hart in March 2020 relating to (i) RSUs that were cancelled as certain performance metrics relating to the vesting of such awards were not achieved and (ii) shares withheld by us to cover tax withholding obligations upon vesting of an RSU award (with respect to Andrew Rees and Anne Mehlman only).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions

Since January 1, 2020, there have been no related person transactions in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any current related person had or will have a direct or indirect material interest.

Policy on Transactions with Related Persons

Our Worldwide Code of Ethics requires that any transaction involving us in which one of our directors, nominees for director, executive officers, or greater than five percent stockholders, or one of the aforementioned’s immediate family members (each, a “related person”), have a material interest be approved or ratified by the Audit Committee if the amount involved, when aggregated with the amount of all other transactions between the related person and us, exceeds $100,000 in a fiscal year. The full Board reviews ordinary course of business transactions in which directors have an interest as part of the Board’s annual director independence review, and our Worldwide Code of Ethics permits the full Board to waive any conflicts of interest between us and any director or officer. In determining whether to approve or ratify any such transaction, the Audit Committee must consider, in addition to other factors it deems appropriate, whether the transaction is on terms no less favorable to us than those involving unrelated parties.

Director and Officer Indemnification

We have entered into agreements to indemnify certain directors and executive officers in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

DIRECTOR COMPENSATION
Structure of Compensation Program

Non-employee directors are compensated with a combination of an annual Board retainer and retainers for serving on committees, paid in cash or restricted stock at the director’s election, and annual equity grants. Mr. Rees, who is an employee of the Company, is not eligible to receive this compensation. Directors do not receive additional fees for attendance at meetings. Amounts payable to our non-employee directors under our director compensation program are described under “2020 Retainer and Equity Awards” below.

Philosophy/Approach

The Compensation Committee periodically reviews market director compensation levels using data from a peer group approved by the Compensation Committee. The competitive report and analysis is developed by Meridian, the Compensation Committee’s independent compensation consultant. Changes to director compensation levels or program structure are presented to the full Board for approval. While the program is not targeted to any specific market percentile or position, the overall philosophy is to ensure that overall compensation levels are competitive and appropriate given relevant market practice, desired alignment with shareholders and the Committee’s view of the Board’s performance.

2020 Retainer and Equity Awards

The components of annual director compensation for 2020 are shown in the chart below:

Pay Component	Amount ($) (1)
Annual Cash Retainer
Chairman of the Board	150,000
Other non-employee directors	100,000
Committee Chair Retainers
China Growth Acceleration Committee	50,000
Audit Committee	30,000
Compensation Committee	25,000
Governance and Nominating Committee	10,000
Committee Members Retainers
Audit Committee	15,000
Compensation Committee	10,000
Governance and Nominating Committee	5,000
Equity Awards
Chairman of the Board	180,600
Other non-employee directors	100,000
(1) Represents compensation in a typical board year. In light of the COVID-19 pandemic impact, in March 2020, members of the Board voluntarily elected to reduce their 2020 compensation related to service as members of the Board and any committees on which they serve, the effect of which is included below as part of the total compensation summary. Such compensation was restored later in 2020.

The annual retainers are denominated in cash and payable in quarterly installments unless the director elects to be paid in shares of restricted stock or a combination of cash and restricted stock. The number of shares of restricted stock is determined based on the fair market value of our common stock on the date the retainer is payable. The restricted stock vests in four successive quarterly installments from the issuance date. During 2020, Messrs. Bickley, Frasch, and Smach and Mss. Kaplan and Wright elected to receive their annual retainers in cash. Mr. Treff and Ms. Ford Hughes elected to receive their annual retainers in stock.

In light of the COVID-19 pandemic impacts, in March 2020, Mr. Smach voluntarily elected to forgo all 2020 compensation related to his service as Chairman of the Board and as a member of the Board, the Audit Committee, and Governance and Nominating Committee, and the other members of the Board voluntarily elected to reduce their 2020 compensation related to service as members of the Board and any committees on which they serve by 50%. Such compensation was restored later in 2020.

Directors can elect to receive their annual equity award as RSUs that vest upon their cessation of service on the Board in lieu of the common stock grant. Ms. Wright made that election in 2020. The number of shares of common stock was determined based on the fair market value of our common stock on the date of grant.

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees.

The table below summarizes the total compensation paid to each of our non-employee directors who served during the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Ian M. Bickley	86,250	109,343	195,593
Charisse Ford Hughes (2)	—	138,010	138,010
Ronald L. Frasch	86,667	99,992	186,659
William Gray (3)	37,500	—	37,500
Beth Kaplan	86,718	135,294	222,012
Prakash A. Melwani (3)	43,125	—	43,125
Thomas J. Smach (Chairman)	115,542	163,314	278,856
Douglas J. Treff	—	189,566	189,566
Doreen A. Wright	125,000	65,637	190,637
(1) Amounts reflect the aggregate grant date fair value of grants computed in accordance with stock-based accounting rules (Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718-Stock Compensation), excluding the effect of estimated forfeitures. Assumptions used to calculate these values are included in Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(2) Ms. Ford Hughes was appointed to the Board on September 22, 2020. The fees earned and stock award reflected above are prorated for her service during 2020.
(3) Messrs. Gray and Melwani did not stand for re-election at our 2020 annual meeting of stockholders and their terms expired at our 2020 annual meeting of stockholders. The fees earned and stock award reflected above are prorated for their service during 2020.

As of December 31, 2020, each non-employee director who served during 2020 had the following number of stock options and unvested restricted stock awards outstanding:

Name	Options Outstanding at December 31, 2020	Unvested Restricted Stock Awards Outstanding at December 31, 2020
Ian M. Bickley	—	—
Charisse Ford Hughes	—	1,018
Ronald L. Frasch	—	—
William Gray (1)	—	—
Beth Kaplan	—	—
Prakash A. Melwani (1)	—	—
Thomas J. Smach (Chairman)	10,000	80,014
Douglas J. Treff	—	1,794
Doreen A. Wright	—	53,742
(1) Messrs. Gray and Melwani did not stand for re-election at our 2020 annual meeting of stockholders and their terms expired at our 2020 annual meeting of stockholders.

Director Ownership Guidelines

Our director stock ownership guidelines require that directors own shares of our common stock in an amount equal in value to a specified multiple (5x for the Chairman of the Board and 3x for all other directors) of such director’s annual cash retainer for Board service (not including any retainers for service on Board committees). Directors have until the fifth anniversary of the date of appointment to meet the ownership guidelines. Currently, all of our directors have met or are within the phase-in period of the ownership guidelines.

A LETTER FROM THE CHAIR OF OUR COMPENSATION COMMITTEE

Dear Stockholders,

The Compensation Committee is committed to ensuring that the Company’s executive compensation programs reinforce the significant linkage between executive compensation and long-term stockholder value creation. Our executive compensation programs are designed such that performance-based and at-risk pay constitute a significant majority of the total potential compensation for our executive officers. We establish rigorous financial and non-financial targets driven by the Company’s overall strategy to reward both short-term and long-term performance.

As detailed in the Compensation Discussion & Analysis, in 2020, the short-term and long-term incentive programs achieved above target level payouts, driven by the Company’s strong financial and stock price performance—all in spite of significant global headwinds caused by the COVID-19 pandemic. This correlates with the significant improvement in the key financial and non-financial value drivers such as adjusted EBIT (as defined below), sandal and charms growth and digital growth. In each case, the Compensation Committee believes the performance objectives were rigorous and required significant year-over-year improvement in order to achieve target levels and such achievement has also helped to drive significant increases in stockholder value, as illustrated by the 50% increase in the Company’s stock price during 2020. The Company’s extraordinary and well publicized performance in an exceptionally tumultuous year also lead the Committee to proactively take certain measures to ensure the retention of the Company’s senior executive talent.

I encourage all stockholders to read the Compensation Discussion & Analysis to further understand our executive compensation philosophy and program. Furthermore, as noted in the Compensation Discussion & Analysis, in light of the COVID-19 pandemic impacts, in March 2020, we implemented temporary holds on increases of base salaries from 2019 and temporary base salary reductions of 20% each for our named executive officers. In addition, in light of the COVID-19 pandemic impacts, in March 2020, Mr. Smach voluntarily elected to forgo all compensation related to his service as Chairman of the Board and as a member of the Board, the Audit Committee, and Governance and Nominating Committee, and the other members of the Board voluntarily elected to reduce their compensation related to service as a member of the Board and any committees on which they serve by 50%. As discussed in greater detail elsewhere in this proxy statement, both the compensation of our named executive officers and Board members was subsequently reinstated in August 2020.

Doreen A. Wright
Compensation Committee Chairperson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information that we believe is necessary to understand our executive compensation policies and decisions as they related to the compensation for fiscal 2020 of our named executive officers.

The following “named executive officers” whose compensation information is presented in the tables and discussed in this report include:

•Andrew Rees, Chief Executive Officer
•Michelle Poole, President
•Anne Mehlman, Executive Vice President and Chief Financial Officer
•Daniel P. Hart, Executive Vice President, Chief Legal and Risk Officer
•Elaine Boltz, Executive Vice President, Chief Operations and Transformations Officer

We manage our business with the long-term fundamental objective of creating and maximizing value for our stockholders. Our pay- for- performance philosophy supports this objective by linking a significant percentage of our executive compensation program to Company performance. Guided by this philosophy and our objective of creating and maximizing stockholder value, we retained our focus on business execution throughout 2020 and delivered strong performance as we adapted our operations to address the unique challenges presented by the COVID-19 pandemic. Throughout the year, the Committee (as defined below) monitored and assessed the impact of the pandemic on our compensation programs, with a focus on ensuring that our programs continued to fairly reflect corporate and individual performance, motivate our employees, and mitigate risks. Despite the impact of the COVID-19 pandemic on the global economy, including our business, the Committee did not make any changes to the performance targets or plan designs for our incentive programs.

Executive Summary

2020 Business and Financial Highlights

In evaluating our overall executive compensation program and decisions, including payouts under the 2020 programs and plan designs for our 2021 programs, the Compensation Committee (the “Committee”) considered a number of factors, including the strategic and financial performance and position of our company in 2020. In 2020, we achieved record profitability and finished the year with very strong brand momentum, despite the impact of the COVID-19 pandemic.

Some specific highlights and key accomplishments considered by the Committee in its decision-making process during 2020 included:

•We delivered strong cumulative total shareholder return (“TSR”) compared to our peer group as measured for the year ended December 31, 2020.
•We had record revenues of $1.4 billion, which increased 12.6% over last year. Digital sales represented 41.5% of 2020 revenues, compared to 31.1% in 2019. Direct-to-consumer comparable sales grew 39.2% in 2020, compared to 2019.
•We sold 69.1 million pairs of shoes worldwide, an increase from 67.1 million pairs in 2019, despite volume declines as a result of the COVID-19 pandemic.
•Gross margin was 54.1% compared to 50.1% in 2019, an increase of 400 basis points, primarily as a result of fewer promotions, favorable product mix, higher pricing, and increased sales of charms per shoe.
•SG&A was $514.8 million, an increase of $26.3 million, or 5.4%, compared to 2019. As a percent of revenues, SG&A improved 260 basis points to 37.1% of revenues, as reductions from several actions taken in response to the COVID-19 pandemic, including the elimination of certain temporary and permanent corporate and regional roles and a reduction in travel and related costs, were offset by higher variable costs associated with higher revenues and costs incurred as a result of COVID-19, including $9.9 million of inventory donations to frontline healthcare workers and other organizations.
•Income from operations was $214.1 million for the year ended December 31, 2020 compared to income from operations of $128.6 million for the year ended December 31, 2019. Our operating margin rose to 15.4%, compared to 10.5% in 2019.

•In December 2020, we completed a series of transactions that included a transfer of certain intellectual property rights among wholly-owned subsidiaries and resulted in the recognition of a $127.7 million tax benefit.
•Net income was $312.9 million compared to $119.5 million in 2019. Diluted net income per common share was $4.56 for the year ended December 31, 2020, compared to a diluted net income per common share of $1.66 for the year ended December 31, 2019.
•During 2020, we repurchased 3.2 million shares of common stock at an aggregate cost of $170.8 million, including a $125.0 million accelerated share repurchase agreement (“ASR”) in November 2020.

Key Compensation Committee Actions in 2020

The Committee took several actions which are consistent with our determination to pay for performance and align our incentive compensation metrics to key strategic initiatives.

•Emphasis on Pay- for- Performance: In 2020, the Committee continued to use multiple performance metrics and focus on objective, performance-based and “at-risk” pay arrangements. We believe these performance metrics help align the interests of our named executive officers with those of stockholders by making a significant portion of their compensation contingent upon results beneficial to stockholders, and thereby incenting our named executive officers to create long-term value for stockholders. The Committee believes the performance metrics continued to be appropriately aligned with stockholder value as demonstrated by the 50% increase in our stock price during 2020. The performance metrics used for our annual incentive plan are adjusted EBIT (as defined below) and adjusted free cash flow, along with strategic operating objectives relating to sandal and charms growth, digital growth, and continued progress on our China Long-Term Growth Plan. The non-financial objectives were further refined in 2020 to reflect strategic priorities. The performance metrics used for our RSU awards were adjusted revenue and adjusted operating margin, which we believe drive long-term shareholder value creation.

•Rigorous Objective Performance Goals: For 2020, the Committee increased the target performance metrics for the annual incentive plan and performance-based RSU awards to levels higher than both 2019 actual results and 2019 targets, other than with respect to adjusted free cash flow, as follows:

Performance Metric	2020 Target Goal as a % of 2019 Actual Results	2020 Target Goal as a % of 2019 Target Goal
Adjusted EBIT (1)	138%	169%
Adjusted free cash flow (2)	139%	203%
Adjusted revenue (3)	116%	124%
Adjusted operating margin (4)	117%	127%
(1) Adjusted EBIT is calculated by excluding interest expenses, tax expense, foreign currency changes and non-recurring entries from generally accepted accounting principles (“GAAP”) net income attributable to common stockholders.
(2) Adjusted free cash flow is calculated by modifying adjusted EBIT by: subtracting capital expenditures; adding year-over-year changes in inventory, accounts receivable and accounts payable; and adding depreciation, amortization and stock-based compensation expenses.
(3) Adjusted revenue is calculated by adjusting GAAP revenue for non-recurring entries.
(4) Adjusted operating margin is calculated by modifying adjusted EBIT and dividing by adjusted revenue.

Despite the impact of the COVID-19 pandemic on the global economy, including our business, the Committee did not make any changes to performance targets or plan designs for our incentive programs. The Committee believes the performance targets were rigorous and difficult to achieve requiring significant improvements over 2019. The selection of these metrics diversifies the performance goals among our short- and long-term incentive programs and also supports our strategic priorities. The Committee believes using a one-year performance period for the performance-based RSU awards continues to be an appropriate measurement period given our recent growth and continuing turnaround efforts. To further drive stockholder alignment and retention, any earned performance-based RSUs are subject to continued vesting and service requirements, as further described below.

•2020 Pay Decisions Rewarded Another Year of Very Strong Company Performance: In 2020, our annual cash incentive plan paid out at 166% of target and our performance-based RSUs were earned at 141% of target. The Committee believes these payouts recognize and reward the named executive officers for another year of very strong Company financial performance.

•Operating Performance Metrics for Short-Term Incentive Program: In addition to adjusted EBIT and adjusted free cash flow performance targets, the Committee weighted 25% of the target 2020 annual incentive awards to objectives associated with clog, sandal, and charms growth, digital performance, and continued progress on our China Long-Term Growth Plan. The operating objectives are measurable performance metrics, other than with respect to the continued execution of our China Long-Term Growth Plan, which was determined in the Committee’s discretion, and, in each case, contain rigorous and difficult to achieve goals. The Committee believes that these performance goals are key drivers in our continued short- and long-term growth, which, if achieved, will ultimately help drive additional stockholder value over the long-term.

•Successful President Transition and Promotion: We successfully transitioned the role of President during 2020. In September 2020, Ms. Poole, the Company’s then-Executive Vice President, Chief Product and Merchandising Officer, was appointed by the Board to serve as President of the Company, a role previously held by Mr. Rees. Mr. Rees continues to serve as Chief Executive Officer and as a director of the Company. The Committee approved what it believes to be a reasonable compensation package to both induce Ms. Poole to accept the promotion and motivate her to drive stockholder value over the short- and long-term, which included a grant of $1.0 million in RSUs that will vest in three equal annual installments beginning on the first anniversary of her promotion date, subject to her continued employment with the Company as of each vesting date.

•2020 Executive Pay Reductions and Retention Actions: Despite the impact of the COVID-19 pandemic on the global economy, including our business, the Committee did not make any changes to performance targets or plan designs for our incentive programs. Additionally, in light of the COVID-19 pandemic impacts, in March 2020, we implemented temporary holds on increases of base salaries from 2019 and temporary base salary reductions of 20% for each of Messrs. Rees and Hart and Mss. Poole, Mehlman, and Boltz. These salaries were subsequently reinstated in August 2020 as business conditions improved. The Company’s notable business and financial performance in the face of the pandemic also led the Committee to take action to bolster efforts to retain and continue to incentivize the Company’s senior executive talent. Perceived recruiting risks have increased with the notoriety of the Company’s turnaround and growth as well as the increased prevalence of remote working arrangements (which have loosened the requirement for executives to relocate). Accordingly, in August 2020, the Committee approved certain special equity grants to the named executive officers and other senior executives. These special grants vest ratably over three years on the anniversary dates of the grant. The grant values at the time of grant for the named executive officers were as follows: $3.0 million for Mr. Rees and $0.5 million each for Mr. Hart and Mss. Poole, Mehlman, and Boltz.

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Committee has overall responsibility for evaluating and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies and programs. The Committee sets the Chief Executive Officer’s compensation, and those of our other executive officers. The Committee generally considers the recommendations of the Chief Executive Officer with respect to the compensation of the other named executive officers. During 2020, the Committee worked with Meridian, an independent executive compensation consultant, for advice and perspective regarding executive compensation market trends and best practices.

Compensation Best Practices

In order to further align the long-term interests of management with those of our stockholders and align our compensation program with best practices, the Committee establishes and monitors specific policies, practices and processes.

Things We Do:

✓ Independent Compensation Committee. The Committee, comprised solely of independent directors, approves all compensation for our named executive officers.

✓ Independent compensation consultant. The Committee retains an independent compensation consultant.

✓ Assessment of compensation risk. The Committee assesses our compensation policies and programs and determined that we have no compensation policies and programs for our executives that give rise to excessive risks reasonably likely to have a material adverse effect on the Company.

✓ Performance-based pay. The Committee focuses on paying our executives for performance against pre-established goals and stock price improvements. The Committee believes that the 2020 payout above target for both the annual cash incentive and performance-based RSUs demonstrate the Committee’s alignment of pay with performance given the Company’s strong 2020 financial performance and TSR.

✓ Annual say-on-pay vote. We hold annual advisory say-on-pay votes to approve executive compensation and in 2020 received support of 98% on such proposal.

✓ Mix of CEO’s pay. 83% of the 2020 total target compensation for Mr. Rees was performance-based or at-risk.

✓ Weight of financial metrics. The Committee continued to weight 2020 performance measures towards those impacting profitability and included strategic operating measures that it believed were key to the continued success of our ongoing business transformation strategies.

✓ Use of multiple non-overlapping performance metrics. The Committee used multiple complementary performance measures for the 2020 annual incentive and performance RSUs to align the executive compensation program to a broader perspective of Company performance. There is no overlap between the performance measures used in our annual incentive program and performance RSUs.

✓ Double-trigger vesting and reasonable change in control protections. We maintain a reasonable change in control plan (“CIC Plan”) that aligns the CIC Plan with best practices and good governance. The CIC Plan provides for “double-trigger” vesting with a definition of “change in control” consistent with our stockholder-approved equity plans. In order to keep management focused on the best interests of our stockholders during potentially uncertain periods, the CIC Plan provides our named executive officers with reasonable compensation protections upon a change in control followed by a termination without cause or for good reason.

✓ Stock ownership guidelines. Our Board adopted robust stock ownership guidelines that our executive officers and non-employee directors are expected to meet within five years.

✓ Clawback. In the case of a financial restatement, annual and long-term incentive awards are subject to the Company’s Recovery of Executive Compensation Policy and any clawback or recoupment policy adopted by us pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Things We Don’t Do:

✗ No excise tax gross-ups. We do not provide our management with “excise tax gross-ups” in the event of a change in control.

✗ Ban on hedging and pledging. We do not allow our management or directors to engage in hedging transactions on our stock or to pledge our stock to secure loans or other obligations. A description of our anti-hedging and anti-pledging policy can be found in “Corporate Governance—Anti-Hedging and Anti-Pledging Policy”.

✗ No repricing. Our equity plans do not allow repricing of stock option or stock appreciation rights (“SARs”) without stockholder approval.

✗ No excessive executive benefit programs. We do not provide our management with pensions or any other enhanced benefit programs beyond those that are typically available to all other employees other than a voluntary deferred compensation plan for senior executives and a limited supplemental retirement plan.

✗ No excessive perquisites. Our management receives minimal perquisites.

✗ No “single trigger” vesting. Our CIC Plan provides for “double-trigger” vesting of awards that are assumed in the event of a change in control.

Say-on-Pay and Stockholder Outreach

At our annual meeting of stockholders in June 2020, stockholders signaled their strong support for our executive compensation program where 98% of the votes cast approved our 2020 say-on-pay proposal. These results were similar to the results at our 2011 through 2019 annual meetings. The Committee has considered and will continue to consider the outcome of our say-on-

pay votes when reviewing the objectives of our program and making future compensation decisions for the named executive officers. In addition, in connection with our regular outreach and discussion with stockholders, the Committee has not been made aware of any stockholder concerns regarding our executive compensation program.

Compensation Process and Methodology

The objectives of our executive compensation program are to:

Align our executives’ compensation with our stockholders’ interests	Hold our executives accountable to stockholders	Assure that our total compensation program aligns with good corporate governance and best practices

Attract and retain exemplary executive talent who are able to succeed in our fast-paced, rapidly evolving company	Motivate our executives to achieve our financial and strategic business objectives by paying them for performance

Summary of Executive Compensation Elements, Practices and Policies

Our executive compensation objectives and principles are implemented through the use of the following principal elements of compensation:

Compensation Element	Objective	Characteristics
Base Salary:	•Compensate executives for their level of experience, responsibility and individual performance •Help attract and retain strong leadership talent	•Fixed component; evaluated annually •Determined by factors such as executive’s job responsibilities, sustained performance in role/potential and internal equity
Annual Cash Incentives:	•Promote achieving our annual corporate financial goals, as well as other objectives deemed important to our long-term success •Align management and stockholder interests
•Variable, performance-based component
•Target opportunity is set based on factors such as executive’s job responsibilities, sustained performance in role/potential, internal equity, and competitive market practices
•Actual payout depends on our performance and individual contribution

Long-Term Incentives:	•Promote achieving our long-term corporate financial goals with the acquisition of common stock through RSUs •Align management with stockholder interests •Provide long-term retention incentives
•Variable, performance-based component
•Annual equity grant is set based on factors such as executive’s job responsibilities, sustained performance in role/potential, internal equity, and competitive market practices
•3-year vesting period (67% are earned based on achievement of performance goals and 33% vest based on continued service)
•Actual value realized will vary based on actual Company performance and stock price

Severance and Change in Control Programs:	•Facilitate attraction and retention of high caliber executives in a competitive labor market in which formal severance plans are common
•Contingent component; only payable if the executive’s employment is terminated under certain circumstances and, in the case of a change in control, to help provide continuity of management through the transition

Peer Group Companies

The Committee uses peer company and survey data to guide its review of the total compensation of our officers and executives to understand relevant market practices. The Committee focuses on ensuring that the performance-based elements of our executive compensation program are consistent with peer and industry trends, when appropriate for our business. The Committee does not benchmark compensation to a specific percentage of the compensation of peer companies.

The Committee approved a peer group based on analysis and recommendations from Meridian, an independent compensation consultant. The peer group is selected based on the key industry criteria noted below, and takes into consideration each company’s revenue, market capitalization and other key financial metrics to assess the relative complexity of operations (e.g., international sales and direct to consumer sales). The peer group referenced for 2020 pay decisions included 17 companies.

Our relative positioning within the peer group is taken into consideration by the Committee when reviewing the peer group data. We believe these companies are broadly comparable to us as they are made up of footwear and apparel companies with sophisticated and often international operations and represent our labor market for talent for key leadership positions. The Committee regularly reviews our peer group to determine if adjustments are necessary to ensure that it continues to be relevant or if additional peer companies are necessary to provide appropriate information on market practices and compensation levels.

The 2020 peer companies are listed below:

Acushnet Holdings Corp.	Caleres, Inc.	Callaway Golf Company
Columbia Sportswear Company	Deckers Outdoor Corporation	Designer Brands Inc.
Fossil Group, Inc.	G III Apparel Group, Ltd.	Genesco Inc.
lululemon athletica inc.	Movado Group, Inc.	Oxford Industries, Inc.
Skechers U.S.A., Inc.	Steven Madden, Ltd.	Vera Bradley, Inc.
Wolverine Worldwide, Inc.	YETI Holdings, Inc.

For 2020, Acushnet Holdings Corp., Callaway Golf Company, Movado Group, Inc., and YETI Holdings, Inc were added to the peer group due to their relevant size, complexity, and industry comparability. Designer Brands Inc. now owns DSW Inc., which was in the 2019 peer group.

Target Compensation

The Committee does not utilize an exact calculation in determining the break-down or weighting of named executive officer compensation among base salary, annual cash incentive awards, and long-term equity awards. Rather, the Committee considers all forms of compensation in light of the market competition for executive talent, the risk to an executive inherent in employment with our fast-paced, rapidly evolving company, and our financial goals. Accordingly, the Committee believes that a significant majority of each named executive officer’s total target compensation should be in the form of annual cash performance-based awards and equity awards that are earned upon achievement of performance goals and aligned with our stock price.

For 2020, 17% of the total targeted compensation of our Chief Executive Officer was base salary and 83% was performance-based or at-risk consisting of our annual cash incentive and long-term equity incentive grants, excluding the August 2020 RSU grant. In 2020, the Committee also continued to ensure that a significant proportion of the annual long-term incentive grants vest based on achievement of performance factors. Below are charts showing the fixed and performance-based and at-risk compensation for Mr. Rees and our other named executive officers based on the targeted 2020 compensation amounts:

In light of the COVID-19 pandemic impacts on our business, in March 2020, we implemented temporary holds on increases of base salaries from 2019 and temporary base salary reductions of 20% for each of Messrs. Rees and Hart and Mss. Poole, Mehlman, and Boltz. Their salaries were subsequently reinstated in August 2020. Additionally, as discussed in more detail in “2020 Compensation Program” below, the Company’s notable business and financial performance in the face of the pandemic also led the Committee to take action to bolster efforts to retain and continue to incentivize the Company’s senior executive talent. In August 2020, the Committee approved certain special equity grants to the named executive officers and other senior executives. The percentages in the charts above reflect 2020 target salaries and incentive amounts, without giving effect to the aforementioned salary reductions and special equity grants, which will cause the above to differ from the actual amounts disclosed in “Compensation Tables—Summary Compensation Table” (below).

2020 Compensation Program

Base Salary. The Committee sets the base salary of the Chief Executive Officer. Base salary for other named executive officers is set by the Committee after considering the recommendation of the Chief Executive Officer.

Base salary is reviewed on an annual basis and at the time of hire or promotion. Annual adjustments are influenced by the results of our operations, revenue and profitability levels, individual performance, changes in responsibility, peer company comparisons and other factors (e.g., internal equity and succession planning).

The base salaries of our named executive officers as of December 31, 2020 are below:

Named Executive Officer	2020 Base Salary (1) ($)
Andrew Rees	1,100,000
Michelle Poole	700,000
Anne Mehlman	575,000
Daniel P. Hart	540,000
Elaine Boltz	600,000
(1) In light of the COVID-19 pandemic impacts, in March 2020, we implemented temporary holds on increases of base salaries from 2019 and temporary base salary reductions of 20% for each of Messrs. Rees and Hart and Mss. Poole, Mehlman, and Boltz. Their salaries were subsequently reinstated in August 2020.

Annual Incentive Awards. The Committee believes that an annual cash incentive plan that offers significant awards to our named executive officers for meeting or exceeding Company performance goals provides our officers additional incentive to meet or exceed our strategic Company goals and ensures that we attract and retain talented named executive officers.

In 2020, the Committee weighted 75% of the annual incentive program on financial metrics and 25% on strategic operating goals to provide focus and incentive to achieve key strategic non-financial objectives during the Company’s turnaround and continued growth. The non-financial objectives were further refined in 2020 to reflect strategic priorities.

Each year, the Committee establishes a target annual incentive award for each named executive officer expressed as a percentage of the executive’s base salary, based on factors such as: the estimated contribution and responsibility of the named executive officer, market practices, internal equity and the recommendation of the Chief Executive Officer (for all named executive officers excluding himself).

For 2020, the targets for our named executive officers remained the same as in 2019 (other than Ms. Poole, who was promoted in 2020 and Ms. Boltz, who joined the Company in 2020):

Named Executive Officer	Annual Incentive Plan Target (as a percentage of Base Salary) (1)
Andrew Rees	125%
Michelle Poole (2)	100%
Anne Mehlman	75%
Daniel P. Hart	75%
Elaine Boltz	75%
(1) In light of the COVID-19 pandemic impacts on our business, in March 2020, we implemented temporary holds on increases of base salaries from 2019 and temporary base salary reductions of 20% for each of Messrs. Rees and Hart and Mss. Poole, Mehlman, and Boltz. Their salaries were subsequently reinstated in August 2020. The incentives awarded were based on the actual amount of salary received in 2020, as disclosed in “Compensation Tables—Summary Compensation Table” (below).
(2) Ms. Poole was promoted to President in September 2020 and, as a result, her incentive target was prorated to 85%.

The total annual incentive award actually paid to each named executive officer is determined based on the extent to which specified weighted objective performance goals are achieved with potential payouts ranging from 50% to 200% of the incentive plan target; there are no payouts for below-threshold performance.

For purposes of the 2020 performance year, the Committee selected adjusted EBIT, adjusted free cash flow, and objectives associated with sandal and charms growth, digital growth, and continued progress on our China Long-Term Growth Plan as performance measures in the annual incentive program. The non-financial objectives were further refined in 2020 to reflect strategic priorities. The Committee continued to include adjusted EBIT and adjusted free cash flow to more closely align compensation with key performance metrics associated with profitability. Additionally, despite the impact of the COVID-19 pandemic on the global economy, including our business, the Committee did not make any changes to performance targets or plan designs for our cash incentive program.

Based on 2020 actual results, our named executive officers were eligible to be paid annual cash incentive awards at 166% of their respective target annual incentive award amounts. The Committee has discretion to depart from the formula in approving the annual incentive awards by decreasing, but not increasing, incentive awards after results are known. The Committee did not exercise that discretion in 2020.

For 2020, these goals and their applicable weightings and earned payouts were:

2020 Performance Targets	Weighting	Actual Performance	Weighted 2020 Actual Performance as a Percentage of Target
Adjusted EBIT (1): $205.1 million	37.5%	Exceeded Target Goal (199% payout)	74.5%
Adjusted free cash flow (2): $142.2 million	37.5%	Exceeded Maximum Goal (200% payout)	75.0%
Objectives associated with (3): sandal and charms growth, digital growth, and continued progress on our China Long-Term Growth Plan	25%	2 of 3 Targets Achieved	16.7%
TOTAL:			166.2%
(1) Adjusted EBIT is calculated by excluding interest expenses, tax expense, foreign currency changes and non-recurring entries from GAAP net income attributable to common stockholders.
(2) Adjusted free cash flow is calculated by modifying adjusted EBIT by: subtracting capital expenditures; adding year-over-year changes in inventory, accounts receivable and accounts payable; and adding depreciation, amortization and stock-based compensation expenses.
(3) The strategic operating performance targets required: (1) sandal and charms growth of 15% and 150%, respectively, over 2019; (2) global digital sales improvement of 25% over 2019; and (3) progress on our China Long-Term Growth Plan, as determined by the Committee in its discretion. Two of the three performance targets were achieved.

Long-Term Equity Awards. The Committee grants long-term equity awards annually to the named executive officers in order to provide long-term performance-based compensation, to encourage the named executive officers to continue their employment throughout the vesting periods of the awards, and to align management and stockholder interests. The awards vest over a three-year period, which also assists with long-term incentives and retention. We believe that a significant portion of each named executive officer’s compensation should be in the form of equity awards. For 2020, the amount of long-term incentive awards granted to our named executive officers was based on a review of market practices by Meridian, our independent compensation consultant, the recommendations of the Chief Executive Officer (for executive officers other than himself), personal performance, internal equity, and expected future contributions, among other factors.

2020 Long-Term Performance Incentive Program. In 2020, all of our named executive officers, with the exception of Ms. Poole, received grants of RSUs, 67% of which are earned based on satisfaction of performance goals and 33% of which vest based on continued service. Ms. Poole, who was promoted to President after the annual long-term performance incentive program RSU grant date, received RSUs, 50% of which are earned based on satisfaction of performance goals, and 50% of which vest based on continued service. The material terms of these 2020 RSU awards are as follows:

Time-Based RSUs	Performance-Based RSUs
	Performance Goals	Potential Awards	Further Time Vesting
Vest in three annual installments beginning one year after the date of grant	Achievement of 2020 adjusted revenue and adjusted operating margin targets	Executive may earn from 50% to 200% of the target number of RSUs based on the level of achievement of the performance goal - no RSUs are earned if performance falls below established threshold goals	Earned RSUs vest 33% upon satisfaction of performance goal and 33% in each of the next two years

The Committee grants performance-based awards to support our pay- for- performance philosophy and better align the interests of our named executive officers with those of our stockholders. The Committee grants RSUs because it generally believes that full-value awards such as RSUs offer a stronger retention incentive than stock options while also providing alignment with stockholders. In addition, RSUs are less dilutive to our current stockholders as fewer RSUs are necessary to provide the same equity benefit compared to stock options.

The Committee retained adjusted revenue and adjusted operating margin as the performance metrics for the 2020 RSU grant because it views these metrics as primary drivers of enhanced stockholder value and appropriate measures of performance given our continued, successful transformation efforts. Despite the impact of the COVID-19 pandemic on the global economy, including our business, the Committee did not make any changes to performance targets or plan designs for our long-term performance incentive program. The performance-based RSUs granted in 2020 were earned at 140.7% of target because 2020 adjusted revenue was approximately 90.2% of target and adjusted operating margin was approximately 191.3% of target.

2020 Performance RSU Targets	Actual Performance	Weighting	Weighted 2020 Actual Performance as a Percentage of Target
Revenue (1): $1,438.8 million	$1,396.5 million	50%	45.1%
Adjusted operating margin (2): 16.4%	21.0%	50%	95.6%
TOTAL:			140.7%
(1) Adjusted revenue is calculated by adjusting GAAP revenue for non-recurring entries.
(2) Adjusted operating margin is calculated by modifying adjusted EBIT and dividing by adjusted revenue.

August 2020 RSU Grant. The Company’s notable business and financial performance in the face of the pandemic also led the Committee to take action to bolster efforts to retain and continue to incentivize the Company’s senior executive talent. Perceived recruiting risks have increased with the notoriety of the Company’s turnaround and growth as well as the increased prevalence of remote working arrangements (which have loosened the requirement for executives to relocate). In August 2020, the Committee approved certain special RSU grants to the named executive officers and other senior executives. These special grants vest ratably over three years on the anniversary dates of the grant. The grant values at the time of grant for the named executive officers were as follows: $3.0 million for Mr. Rees and $0.5 million each for Mr. Hart and Mss. Poole, Mehlman, and Boltz.

Ms. Poole RSU Grant. In September 2020, Ms. Poole, the Company’s then-Executive Vice President, Chief Product and Merchandising Officer, was appointed by the Board to serve as President of the Company, a role previously held by Mr. Rees. Mr. Rees continues to serve as Chief Executive Officer and as a director of the Company. The Committee approved what it believes to be a reasonable compensation package to both induce Ms. Poole to accept the promotion and motivate her to drive stockholder value over the short- and long-term, which included a grant of $1.0 million in RSUs that will vest in three equal annual installments beginning on the first anniversary of her promotion date, subject to her continued employment with the Company as of each vesting date.

2021 Performance Metrics

For 2021, the Committee has retained the financial metrics used in the 2020 incentive programs, specifically adjusted revenue and adjusted operating margin for the long-term incentive program and adjusted EBIT and adjusted free cash flow for the annual cash incentive program. In 2021, the annual cash incentive program provides that 33% of the annual cash award will be determined by three strategic operating metrics. The 2021 non-financial metrics in the annual incentive plan have been selected to reflect our current strategic priorities.

Other Benefits

We provide other benefits to our named executive officers in order to achieve a competitive pay package. The Committee believes that those benefits, which are detailed in the Summary Compensation Table under the heading “All Other Compensation,” are reasonable, competitive and consistent with our overall executive compensation program. Those benefits consist principally of employer-paid premiums on health insurance and annual executive physical examinations beyond those covered by our general health insurance programs.

Post-Employment Compensation

Change in Control Benefits. In 2013, we approved and adopted the Change in Control Plan, which was amended and restated in 2014, and further amended and restated in 2018 (“CIC Plan”), for eligible employees, including the named executive officers. The CIC Plan contains a “double-trigger” whereby if a “change in control” occurs and the participant’s employment is terminated by us without “cause” or the participant resigns for “good reason” within the two-year period following the “change in control,” the participants will be entitled to accelerated vesting of certain equity awards and a multiple of salary and bonus. The Committee believes that this approach will enhance stockholder value in the context of an acquisition, and align executives with the interests of our stockholders. The 2018 amendment and restatement of the CIC Plan made certain changes to further align the CIC Plan with market practices and good governance such as, among other things, removing the right to certain continued health coverage benefits and expressly requiring participants to agree to certain restrictive covenants, including non-competition and non-solicitation, in order to receive benefits under the CIC Plan following a “change in control.” For a more detailed discussion of the CIC Plan and definitions of “change in control,” “cause,” and “good reason” under the CIC Plan, see “Potential Payments on Termination or Change in Control” below.

Employment Agreement. We entered into an employment agreement with Mr. Hart concurrent with his appointment as an officer in 2009. The agreement provides for guaranteed payments and accelerated vesting of certain equity awards upon his involuntary termination of employment with us (other than for “cause”) or his resignation for “good reason.” For a more detailed discussion of the agreement and definitions of “cause” and “good reason,” see “Potential Payments on Termination or Change in Control” below.

Offer Letters. In connection with the appointment to their respective positions, we negotiated and entered into offer letters with each of Mr. Rees and Mss. Poole, Mehlman, and Boltz setting forth, among other things, the initial terms of their base salary, target bonus, and long-term equity targets along with the terms of certain sign-on equity awards. The offer letters also provide that if the executive is terminated by us without “cause” (as defined in the offer letter) or if the executive resigns for “good reason” (as defined in the offer letter), subject to execution of a general release of claims, the executive will be entitled to receive a lump sum payment equal to the executive’s then-current base salary plus an amount equal to the then-current target annual bonus. If the executive is terminated by us without “cause,” resigns for “good reason” or in the event of death or “disability” (as defined in the Company’s equity incentive plan), the executive will be entitled to certain vesting of equity awards. The offer letters also provide that the executives are eligible to participate in the CIC Plan. The offer letters contain non-competition and non-solicitation covenants which restrict the executives from taking part in certain competitive activities for a period of one year following their termination of employment with us. For a more detailed discussion of the offer letters and definitions of “cause” and “good reason,” see “Potential Payments on Termination or Change in Control” below.

The post-employment benefits provided in the offer letters were negotiated between the Committee and each executive in advance of the executive accepting employment as an executive with us. The Committee believed that such severance benefits were reasonable and necessary to induce each executive to accept employment with us.

Additional Considerations

In addition to designing our compensation plans to achieve the objectives outlined above, the Committee seeks to implement corporate governance best practices to align the interests of our executive officers with the interests of our stockholders. A summary of some of those compensation policies is set forth below.

Stock Ownership Guidelines	We maintain our stock ownership guidelines to ensure that our executive officers have a meaningful stake in our equity and to further align the interests of our executives with the long-term interests of our stockholders. The guidelines require that each of our named executive officers own shares of our common stock in an amount equal in value to a specified multiple (5x for our Chief Executive Officer and 3x for all other named executive officers) of such named executive officer’s base salary, to be achieved by the fifth anniversary of (i) the adoption of the modified guidelines (for our existing executive officers) or (ii) the date of hire for new executive officers. All of our executive officers are making progress towards their respective ownership multiples and are still within the five-year phase-in period for compliance, with the exception of our Chief Legal and Risk Officer, who is outside of this phase-in period and is in compliance with the stock ownership guidelines.

Clawback Policy	Under our Recovery of Executive Compensation Policy, at the discretion of the Committee, executives may be required to repay awards to us if within two years of an award under our annual incentive plan and equity incentive plan: (i) we are required to restate our financial statements due to fraud or willful misconduct involving the executive; or (ii) the executive took part in any fraud, negligence or breach of fiduciary duty.

We have also adopted a policy whereby any annual and longer-term incentive compensation awards granted to management will be subject to any other clawback or recoupment policy adopted by us, including pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Prohibition on Hedging and Pledging	We do not allow our management or directors to engage in hedging transactions on our stock or to pledge our stock to secure loans or other obligations. A description of our anti-hedging and anti-pledging policy can be found in “Corporate Governance—Anti-Hedging and Anti-Pledging Policy”.
No Tax Gross-Ups in our CIC Agreements	None of our change in control agreements with our executive officers contain excise tax gross-up provisions.
Double Trigger Provisions in our CIC Agreements	We maintain a reasonable change in control plan. The CIC Plan provides for “double-trigger” vesting with a definition of “change in control” consistent with our stockholder-approved equity plans. In order to keep management focused on the best interests of our stockholders during potentially uncertain periods, the CIC Plan provides our named executive officers with reasonable compensation protections upon a change in control followed by a termination without cause or for good reason.
Equity Granting Practices	The Committee has generally determined to make our annual equity award grants at the regular meeting of the Committee held in the first quarter of each year. The Committee meeting date, or the next business day if the meeting falls on a day where the Nasdaq Global Select Market is closed for trading, is typically the effective grant date for the grants.

We also may grant equity awards (e.g., options, restricted stock) to recognize increased responsibilities or special contributions, attract new hires, retain executives or recognize certain other special circumstances that occur throughout the year. The effective date of these grants is determined based on the timing of the recognition or recruitment event and approved on or in advance of the effective date of the grant. The exercise/grant price is the fair market value of our common stock on the effective date. The Committee approves all equity grants to executive officers. We do not permit repricing of stock options without stockholder approval.
Deductibility of Executive Compensation	Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”) limits the deductibility of certain compensation to $1 million paid to certain officers as a business expense in any tax year. For taxable years beginning after December 31, 2017, legislation signed into law in December 2017 (“Tax Reform”) expanded the number of individuals covered by the Section 162(m) deductibility limit and repealed the exception that qualified “performance-based” compensation as excluded from the $1 million deductibility limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by our stockholders.

Long-term incentive compensation and annual incentive awards approved by the Committee prior to Tax Reform for our Chief Executive Officer and those executive officers whose overall compensation was likely to exceed $1 million was generally structured to meet the requirements for the “performance-based” compensation exception under Section 162(m). As a result of Tax Reform, compensation paid to our covered executive officers in excess of $1 million may not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Compensation granted in the past may not qualify as “performance-based compensation” under certain circumstances. While the Committee considers the impact of Section 162(m) as well as other tax and accounting consequences when developing and implementing the Company’s executive compensation programs, the Committee retains the flexibility to design and administer compensation programs that are in the best interests of the Company and its stockholders.
Accounting Considerations
ASC Topic 718, Compensation—Stock Compensation (referred to as ASC Topic 718), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, RSUs and performance-based RSUs under our equity incentive award plans will be accounted for under ASC Topic 718. We will consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with our management. Based on such review and discussions, the Compensation Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Doreen A. Wright (Chairperson)
Ronald L. Frasch
Beth J. Kaplan

COMPENSATION TABLES
Summary Compensation Table
The following table sets forth information regarding compensation earned for services rendered during fiscal years 2020, 2019, and 2018 for each of our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Andrew Rees	2020	984,231	—	6,999,974	2,044,740	50,925	10,079,870
Chief Executive Officer	2019	950,000	—	3,409,982	1,831,980	25,785	6,217,747
	2018	950,000	—	6,132,539	1,995,000	23,275	9,100,814
Michelle Poole (4)	2020	585,769	—	2,349,886	829,562	26,799	3,792,016
President
Anne Mehlman (4)	2020	543,654	—	1,249,964	677,665	25,260	2,496,543
Executive Vice President and Chief Financial Officer	2019	550,000	—	749,988	662,888	31,294	1,994,170
	2018	181,923	200,000	199,997	238,774	56,398	877,092
Daniel P. Hart	2020	514,476	—	999,966	641,294	31,889	2,187,625
Executive Vice President, Chief Legal and Risk Officer	2019	523,688	—	499,967	631,174	30,967	1,685,796
	2018	523,688	—	489,984	687,340	28,513	1,729,525
Elaine Boltz (4)	2020	466,154	—	1,309,943	581,061	67,757	2,424,915
Executive Vice President and Chief Operations and Transformation Officer
(1) Amount shown reflects the sign-on award granted to Ms. Mehlman when she commenced service as our Executive Vice President and Chief Financial Officer on August 24, 2018.
(2) Amounts shown reflect the aggregate grant date fair value of grants made in each respective fiscal year computed in accordance with stock-based accounting rules (FASB ASC Topic 718-Stock Compensation), excluding the effect of estimated forfeitures. Assumptions used in the calculations of these amounts are included in Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The grant date fair value of stock awards, which are comprised of time-based and performance-based RSUs, includes the grant date fair value for the performance-based RSUs calculated based on the target amount for the award period commencing in the year indicated. For 2020, the total aggregate grant date fair value of stock awards, including the time-based RSUs granted in March 2020 and August 2020 and the performance-based RSUs granted in March 2020, assuming the highest level of payout for performance against assigned targets would be as follows: $9.7 million for Mr. Rees, $2.8 million for Ms. Poole, $1.8 million for Ms. Mehlman, $1.3 million for Mr. Hart, and $1.7 million for Ms. Boltz.
(3) All other compensation for 2020 represents the following for each of our named executive officers: (i) Company matches to employee 401(k) contributions in the amounts of $10,600 for Messrs. Rees and Hart and Mss. Poole and Mehlman and $6,462 for Ms. Boltz; (ii) healthcare premiums paid by us in the amount of $13,476 for Mr. Rees and Hart and Mss. Poole and Mehlman and $4,014 for Ms. Boltz; (iii) group term life insurance premiums paid-in full by us in the amount of $2,723 for Mr. Rees and Ms. Poole, $1,184 for Ms. Mehlman, $7,813 for Mr. Hart, and $1,916 for Ms. Boltz; (iv) relocation expenses of $55,365 for Ms. Boltz; and (v) Company-provided apartment of $24,126 for Mr. Rees. Messrs. Rees and Hart and Mss. Poole, Mehlman, and Boltz also are provided the benefit of an annual physical examination.
(4) Ms. Poole commenced service as our President in September 2020, Ms. Mehlman commenced service as our Executive Vice President and Chief Financial Officer in August 2018, and Ms. Boltz commenced service as our Executive Vice President and Chief Operations and Transformation Officer in March 2020.

Grants of Plan-Based Awards Table
The following table provides information for each of our named executive officers regarding annual and long-term incentive award opportunities, including the range of potential payouts under our non-equity annual incentive plan and our performance-based RSUs granted during fiscal year 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Type of Award	Grant Date	Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Rees	Annual Incentive Award		—	1,375,000	2,750,000	—	—	—	—	—
	Time-Based RSUs	3/4/20	—	—	—	—	—	—	49,616	1,333,182
	Performance-Based RSUs	3/4/20	—	—	—	49,624	99,248	198,496	—	2,666,794
	Time-Based RSUs	8/3/20	—	—	—	—	—	—	81,883	2,999,998
Michelle Poole	Annual Incentive Award		—	700,000	1,400,000	—	—	—	—	—
	Time-Based RSUs	3/4/20	—	—	—	—	—	—	15,816	424,976
	Performance-Based RSUs	3/4/20	—	—	—	7,908	15,816	31,632	—	424,976
	Time-Based RSUs	8/3/20	—	—	—	—	—	—	13,638	499,969
	Time-Based RSUs	9/10/20	—	—	—	—	—	—	25,627	999,966
Anne Mehlman	Annual Incentive Award		—	431,250	862,500	—	—	—	—	—
	Time-Based RSUs	3/4/20	—	—	—	—	—	—	9,303	249,972
	Performance-Based RSUs	3/4/20	—	—	—	9,305	18,609	37,218	—	500,024
	Time-Based RSUs	8/3/20	—	—	—	—	—	—	13,638	499,969
Daniel P. Hart	Annual Incentive Award		—	405,000	810,000	—	—	—	—	—
	Time-Based RSUs	3/4/20	—	—	—	—	—	—	6,202	166,648
	Performance-Based RSUs	3/4/20	—	—	—	6,203	12,406	24,812	—	333,349
	Time-Based RSUs	8/3/20	—	—	—	—	—	—	13,638	499,969
Elaine Boltz	Annual Incentive Award		—	450,000	900,000	—	—	—	—	—
	Time-Based RSUs	3/2/20	—	—	—	—	—	—	11,303	299,982
	Time-Based RSUs	3/4/20	—	—	—	—	—	—	6,326	169,980
	Performance-Based RSUs	3/4/20	—	—	—	6,327	12,654	25,308	—	340,013
	Time-Based RSUs	8/3/20	—	—	—	—	—	—	13,638	499,969
(1) This represents the target annual incentive award. The incentives awarded were based on the actual amount of salary received in 2020, as disclosed in the “Summary Compensation Table” (above).
(2) Amounts shown reflect the aggregate grant date fair value of grants made in each respective fiscal year computed in accordance with stock-based accounting rules (FASB ASC Topic 718-Stock Compensation), excluding the effect of estimated forfeitures. Assumptions used in the calculations of these amounts are included in Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The grant date fair value of stock awards, which are comprised of time-based and performance-based RSUs, includes the grant date fair value for the performance-based RSUs calculated based on the target amount for the award period commencing in the year indicated. For 2020, the total aggregate grant date fair value of stock awards, including the time-based RSUs granted in March 2020 and August 2020 and the performance-based RSUs granted in March 2020, assuming the highest level of payout for performance against assigned targets would be as follows: $9.7 million for Mr. Rees, $2.8 million for Ms. Poole, $1.8 million for Ms. Mehlman, $1.3 million for Mr. Hart, and $1.7 million for Ms. Boltz.

Annual Incentive Awards. In 2020, annual incentive amounts were paid at 166.2% of target, as reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” set forth above. The amounts shown for non-equity incentive plan awards represent the target and maximum amounts of annual cash incentive compensation that, depending on performance results, might have been paid to each executive for 2020 performance contingent on achievement of specified levels of adjusted EBIT, adjusted free cash flow, and certain non-financial metrics. The potential payments were contingent on achieving the target level of performance with ranges from zero to 200% of the executive’s annual incentive target. These awards are described in further detail under “Compensation Discussion and Analysis” above.

Restricted Stock Units (“RSUs”). The amounts shown for equity incentive plan awards represent the number of RSUs awarded to the named executive officers in 2020 and the grant date fair values of the RSUs determined in accordance with FASB ASC 718. The amounts shown for RSUs granted to our named executive officers represent awards of RSUs as part of a performance incentive plan. Time-based RSUs vest in three equal annual installments beginning one year after the date of grant based on continued employment. Performance-based RSUs vest in three equal annual installments beginning one year after the grant date, pending certification of performance achievement by the Compensation Committee and subject to continued employment. The number of performance-based RSUs awarded may be earned between 50% and 200% of the target number of RSUs, contingent on the level of adjusted revenue and adjusted operating margin performance goals achieved. These RSU awards are described in further detail under “Compensation Discussion and Analysis” above.

Offer Letters. We have entered into offer letters with Mr. Rees and Mss. Poole, Mehlman, and Boltz, which provide for certain initial compensation and other benefits.

Employment Agreement with Mr. Hart. In May 2009, we entered into an employment agreement with Mr. Hart governing the initial terms of his compensation arrangements and providing him certain other employment benefits.

Salary and Bonus in Proportion to Total Compensation. As noted in “Compensation Discussion and Analysis” above, we believe that a substantial portion of each named executive officer’s compensation should be in the form of performance-based annual incentive awards and equity awards. Base salary of the named executive officers is set at levels that the Compensation Committee believes are competitive with our peer companies, with the expectation that shortfalls in base pay, if any, will be recouped through performance bonuses. The Compensation Committee believes that our current program substantially aligns the compensation of our named executive officers with the compensation of executive officers of our peer companies, while also permitting the Compensation Committee to provide incentives to the named executive officers to pursue performance that increases stockholder value. Please see “Compensation Discussion and Analysis” for a description of the objectives of our compensation program and overall compensation philosophy.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding options and unvested restricted stock and RSU awards held by our named executive officers as of December 31, 2020. Market values for outstanding stock awards are presented as of the end of 2020 based on the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2020 of $62.66 per share.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Andrew Rees	200,000	—	6.98	06/01/27	377,563	(2)	23,658,098	(2)	99,248	6,218,880
Michelle Poole	—	—	—	—	93,822	(3)	5,878,887	(3)	15,816	991,031
Anne Mehlman	—	—	—	—	45,741	(4)	2,866,131	(4)	18,609	1,166,040
Daniel P. Hart	—	—	—	—	44,555	(5)	2,791,816	(5)	12,406	777,360
Elaine Boltz	—	—	—	—	31,267	(6)	1,959,190	(6)	12,654	792,900
(1) The aggregate number of RSUs was calculated based on the achievement of target performance.
(2) Represents the unvested portion of five RSU grants for: (i) 155,917 RSUs awarded on March 8, 2018, of which 33% of the RSUs vest in three equal annual installments on March 8, 2019, March 8, 2020, and March 8, 2021 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 134,760 shares were “earned” pursuant to the Compensation Committee certification on March 7, 2019 and will vest in three equal annual installments on March 8, 2019, March 8, 2020, and March 8, 2021 based on continued employment; (ii) 134,410 RSUs awarded on March 7, 2019, of which 33% of the RSUs vest in three equal annual installments on March 7, 2020, March 7, 2021, and March 7, 2022 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 109,638 shares were “earned” pursuant to the Compensation Committee certification on February 13, 2020 and will vest in three equal annual installments on March 7, 2020, March 7, 2021, and March 7, 2022 based on continued employment; (iii) 148,864 RSUs awarded on March 4, 2020, of which 33% of the RSUs vest in three equal annual installments on March 4, 2021, March 4, 2022, and March 4, 2023 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 139,683 shares were “earned” pursuant to the Compensation Committee certification on February 19, 2021 and will vest in three equal annual installments on March 4, 2021, March 4, 2022, and March 4, 2023 based on continued employment; and (iv) 81,833 RSUs awarded on August 3, 2020, that will vest in three equal annual installments on August 3, 2021, August 3, 2022, and August 3, 2023 based on continued employment. Additionally, 209,067 RSUs awarded on June 11, 2018, of which 100% of the target number of shares would be earned if the closing price of our common stock during any consecutive 30-day trading period met or exceeded 200% (the “2x Performance Condition”) of $16.74 per share (the “Starting Price”), 50% of the target number of shares would be earned if the closing price of our common stock during any consecutive 30-day trading period met or exceeded 175% (the “1.75x Performance Condition”) of the Starting Price and 25% of the target number of shares would be earned if the closing price of our common stock during any consecutive 30-day trading period met or exceeded 150% (the “1.5 Performance Condition”) of the Starting Price, and once a performance hurdle was met or exceeded, 33% of the “earned” portion of the RSUs would vest immediately, and the remaining 67% will be subject to his continued employment, with 33% vesting one year later and the remaining 33% vesting two years later, but in no case later than the fourth anniversary of the award. On February 7, 2019, the 1.5x Performance Condition was met and 52,267 shares were earned. On November 18, 2019, the 1.75x Performance Condition was met and 52,267 were earned On January 15, 2020, the 2x Performance Condition was met and 104,534 shares were earned.
(3) Represents the unvested portion of five RSU grants for (i) 53,153 RSUs awarded on March 8, 2018, of which 50% of the RSUs vest in three equal annual installments on March 8, 2019, March 8, 2020, and March 8, 2021 based on continued employment and up to 50% of the RSUs (up to 200%) based on achievement of performance metrics, of which 34,283 shares were “earned” pursuant to the Compensation Committee certification on March 7, 2019 and will vest in three equal annual installments on March 8, 2019, March 8, 2020, and March 8, 2021 based on continued employment; (ii) 31,532 RSUs awarded on March 7, 2019, of which 50% of the RSUs vest in three equal annual installments on March 7, 2020, March 7, 2021, and March 7, 2022 based on continued employment and up to 50% of the RSUs (up to 200%) based on achievement of performance metrics, of which 19,185 shares were “earned” pursuant to the Compensation Committee certification on February 13, 2020 and will vest in three equal annual installments on March 7, 2020, March 7, 2021, and March 7, 2022 based on continued employment; (iii) 31,632 RSUs awarded on March 4, 2020, of which 50% of the RSUs vest in three equal annual installments on March 4, 2021, March 4, 2022, and March 4, 2023 based on continued employment and up to 50% of the RSUs (up to 200%) based on achievement of performance metrics, of which 22,257 shares were “earned” pursuant to the Compensation Committee certification on February 19, 2021 and will vest in three equal annual installments on March 4, 2021, March 4, 2022, and March 4, 2023 based on continued employment; (iv) 13,638 RSUs awarded on August 3, 2020, that will vest in three equal annual installments on August 3, 2021, August 3, 2022, and August 3, 2023 based on continued employment; and (v) 25,627 RSUs awarded on September 10, 2020, that will vest in three equal annual installments on September 10, 2021, September 10, 2022, and September 10, 2023 based on continued employment.
(4) Represents the unvested portion of four RSU grants for: (i) 9,272 RSUs awarded on March 8, 2018, that will vest in three equal annual installments on March 8, 2019, March 8, 2020, and March 8, 2021 based on continued employment; (ii) 29,562 RSUs awarded on March 7, 2019, of which 33% of the RSUs vest in three equal annual installments on March 7, 2020, March 7, 2021, and March 7, 2022 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 23,988 shares were “earned” pursuant to the Compensation Committee certification on February 13, 2020 and will vest in three equal annual installments on March 7, 2020, March 7, 2021, and March 7, 2022 based on continued employment; (iii) 27,912 RSUs awarded on March 4, 2020, of which 33% of the RSUs vest in three equal annual installments on March 4, 2021, March 4, 2022, and March 4, 2023 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 26,187 shares were “earned” pursuant to the Compensation Committee certification on February 19, 2021 and will vest in three equal annual installments on March 4, 2021, March 4, 2022, and March 4, 2023 based on continued employment; and (iv) 13,638 RSUs awarded on August 3, 2020, that will vest in three equal annual installments on August 3, 2021, August 3, 2022, and August 3, 2023 based on continued employment.
(5) Represents the unvested portion of four RSU grants for: (i) 34,726 RSUs awarded on March 8, 2018, of which 33% of the RSUs vest in three equal annual installments on March 8, 2019, March 8, 2020, and March 8, 2021 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 29,862 shares were “earned” pursuant to the Compensation Committee certification on March 7, 2019 and will vest in three equal annual installments on March 8, 2019, March 8, 2020, and March 8, 2021 based on continued employment; (ii) 19,707 RSUs awarded on March 7, 2019, of which 33% of the RSUs vest in three equal annual installments on March 7, 2020, March 7, 2021, and March 7, 2022 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 15,990 shares were “earned” pursuant to the Compensation Committee certification on February 13, 2020 and will vest in three equal annual installments on March 7, 2020, March 7, 2021, and March 7, 2022 based on continued employment; (iii) 18,608 RSUs awarded on March 4, 2020, of which 33% of the RSUs vest in three equal annual installments on March 4, 2021, March 4, 2022, and March 4, 2023 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 17,454 shares were “earned” pursuant to the Compensation Committee certification on February 19, 2021 and will vest in three equal annual installments on March 4, 2021, March 4, 2022, and March 4, 2023 based on continued employment; and (iv) 13,638 RSUs awarded on August 3, 2020, that will vest in three equal annual installments on August 3, 2021, August 3, 2022, and August 3, 2023 based on continued employment.
(6) Represents the unvested portion of three RSU grants for: (i) 11,303 RSUs awarded on March 2, 2020, that will vest in three equal annual installments on March 2, 2021, March 2, 2022, and March 2, 2023 based on continued employment; (ii) 18,980 RSUs awarded on March 4, 2020, of which 33% of the RSUs vest in three equal annual installments on March 4, 2021, March 4, 2022, and March 4, 2023 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 17,808 shares were “earned” pursuant to the Compensation Committee certification on February 19, 2021 and will vest in three equal annual installments on March 4, 2021, March 4, 2022, and March 4, 2023 based on continued employment; and (iii) 13,638 RSUs awarded on August 3, 2020, that will vest in three equal annual installments on August 3, 2021, August 3, 2022, and August 3, 2023 based on continued employment.

Options Exercised and Stock Vested

The following table sets forth information for each of our named executive officers regarding stock awards vested during 2020. No stock options were exercised by our named executive officers during 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Andrew Rees	255,082	6,642,029
Michelle Poole	67,239	1,197,624
Anne Mehlman	14,371	373,142
Daniel P. Hart	43,242	775,860
Elaine Boltz	—	—
(1) For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

Potential Payments on Termination or Change in Control

Change in Control Plan (“CIC Plan”)

Our named executive officers are participants in the CIC Plan, which was initially adopted by the Board in June 2013 and amended and restated in March 2014, and further amended and restated in September 2018. Under the CIC Plan, if a “change in control” (as defined below) occurs, and the named executive officer’s employment is terminated by us without “cause” (as defined below) or the named executive officer resigns for “good reason” (as defined below) within the two-year period following the change in control (a “double-trigger”), the named executive officer will be entitled to the following payments and benefits:

•an amount equal to (A) the annual bonus such named executive officer would have received for the fiscal year of such named executive officer’s termination of employment but for the fact that such termination occurred, as determined by the Compensation Committee, multiplied by a fraction the numerator of which is the number of days such named executive officer was employed by the Company during such fiscal year and the denominator of which is 365, and (B) such named executive officer’s severance payment percentage times the sum of (i) the named executive officer’s annual base salary in effect on the date immediately prior to the change in control and (ii) the greater of (x) the named executive officer’s target annual bonus for the year in which the change in control occurs and (y) the average annual bonus payments actually made to the named executive officer in the three years prior to the year in which the change in control occurs;
•full vesting of any time-based equity awards held by the named executive officer; and

•vesting at the target performance level of any performance-based equity awards held by the named executive officer.
Each of the foregoing benefits is conditioned on the participant executing a release of claims in favor of us following termination. The CIC Plan also contains certain confidentiality, non-solicitation and non-competition covenants.
The definition of “change in control” in the CIC Plan is consistent with the definition in our stockholder-approved equity plan. “Change in control” is generally defined in the CIC Plan to mean any one of the following: (i) any person becomes the beneficial owner of 35% or more of our common stock or voting securities, with certain exceptions; (ii) incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease to constitute a majority of the members of the Board; (iii) consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company, unless (a) after the transaction, the beneficial owners of our common stock and voting securities immediately prior to the transaction retain more than 50% of such common stock and voting securities of the entity resulting from the transaction, (b) no person immediately after the merger beneficially owns 35% or more of the voting power of the entity resulting from the transaction (except to the extent that such ownership existed with respect to the Company prior to the transaction), and (c) at least a majority of the members of the board of directors of the entity resulting from the transaction shall have been members of the incumbent board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or (iv) stockholder approval of a complete liquidation or dissolution of the Company.

“Cause” is defined in the CIC Plan to mean, with respect to any participant: (i) the participant’s conviction, or guilty or no contest plea, to any felony; (ii) any act of fraud by the participant related to or connected with the participant’s employment by the Company; (iii) the participant’s material breach of his or her fiduciary duty to the Company; (iv) the participant’s gross negligence or gross misconduct in the performance of duties reasonably assigned to the participant which causes material harm to the Company; (v) any willful violation by the participant of the Company’s codes of conduct or other rules or policies of the Company; or (vi) any entry of any court order or other ruling that prevents the participant from performing his or her material duties and responsibilities.

“Good reason” is defined in the CIC Plan to mean the existence of any one or more of the following conditions without the written consent of the participant: (i) the Company’s assignment to the participant of any duties inconsistent in any material negative respect with the participant’s authority, duties or responsibilities immediately prior to the change in control or any other action by the Company that results in a material diminution in such authority, duties or responsibilities; (ii) a material reduction in the participant’s base salary, as in effect immediately prior to the change in control; (iii) a material reduction in the participant’s target bonus and/or target long-term incentive opportunity, as in effect immediately prior to the change in control; (iv) relocation of the participant’s office more than 50 miles from the Company’s principal office immediately prior to the change in control; or (v) a material breach by the Company of the CIC Plan. To resign for “good reason,” a participant must provide certain notice to the Company, and the Company must fail to remedy the condition believed to constitute “good reason” within a specified time period.

Mr. Rees Offer Letter

The offer letter for Mr. Rees provides that if he is terminated by us without “cause” (as defined in his offer letter) or if he resigns for “good reason” (as defined in his offer letter), he will be entitled to receive a lump sum payment equal to his then-current base salary plus his then-current target annual bonus. In addition, if he is terminated by us without cause, resigns for good reason, or as a result of his death or disability (each a “Qualifying Termination”) (i) his outstanding time-based equity awards that would otherwise have vested in the calendar year of the Qualifying Termination (and any performance-based equity awards for which the performance metrics have already been satisfied prior to the Qualifying Termination) will vest based on the number of full months that have elapsed since the later of (A) the grant date of the applicable equity award and (B) the most recent vesting date of such equity award divided by 12; and (ii) a pro-rated percentage of his performance-based equity awards for which the performance period remains open at the time of the Qualifying Termination will remain outstanding and eligible to vest if the applicable performance metrics are satisfied for such performance-based equity awards by the end of the applicable performance period, with such percentage equal to the number of full months that have elapsed between the grant date of such award and the Qualifying Termination divided by 24 months.

Ms. Poole Offer Letter

The offer letter for Ms. Poole provides that if she is terminated by us without “cause” (as defined in her offer letter) or if she resigns for “good reason” (as defined in her offer letter), she will be entitled to receive a lump sum payment equal to her then-current base salary, less applicable taxes and withholdings. In addition, she will be eligible for executive outplacement at the President level, both of which are conditioned upon her signing the Company’s separation agreement and general release.

Ms. Mehlman Offer Letter

The offer letter for Ms. Mehlman provides that if she is terminated by us without “cause” (as defined in her offer letter) or if she resigns for “good reason” (as defined in her offer letter), she will be entitled to receive a lump sum payment equal to her then-current base salary, less applicable taxes and withholdings. In addition, she will be eligible for executive outplacement at the Executive Vice President level conditioned upon her signing the Company’s separation agreement and general release.

Ms. Boltz Offer Letter

The offer letter for Ms. Boltz provides that if she is terminated by us without “cause” (as defined in her offer letter) or if she resigns for “good reason” (as defined in her offer letter), she will be entitled to receive a lump sum payment equal to her then-current base salary, less applicable taxes and withholdings. In addition, she will be eligible for executive outplacement at the Executive President level, both of which are conditioned upon her signing the Company’s separation agreement and general release.

Mr. Hart Employment Agreement

Mr. Hart’s employment agreement provides certain benefits in the event of certain terminations of employment. Mr. Hart’s employment agreement was modified by the CIC Plan to provide that the terms of the CIC Plan supersede and replace the terms of the employment agreement with respect to a change in control. Mr. Hart’s employment agreement provides that if Mr. Hart is terminated by us involuntarily without “cause” (as defined in his employment agreement) or if he resigns for “good reason” (as defined in his employment agreement), he will receive: (i) a lump sum payment equal to one year of his base pay as of the termination date; (ii) a lump sum payment equal to 80% of his base pay in effect as of the termination date, pro-rated to equal the proportion of the year that he was employed by us; (iii) a lump sum payment equal to 80% of his base pay as of the termination date; and (iv) immediate vesting of any unvested stock options or unvested stock awards then held by him that would have been vested had he remained employed for 24 months after the termination date. The agreement also provides that any stock options granted to Mr. Hart during his employment will remain exercisable for ten years after the date of grant, including if Mr. Hart ceases to be employed by us for any reason other than termination for cause.

Below is a summary of the potential payments that each of our named executive officers would have received upon the occurrence of the termination events specified below, assuming that each triggering event occurred on December 31, 2020.

	Involuntary Termination without Cause or Resignation for Good Reason			Involuntary Termination without Cause or Resignation for Good Reason within Two Years Following a Change in Control
Name	Severance ($)	Acceleration of Equity Awards ($) (1)	Total ($)	Severance ($)	Bonus ($)	Acceleration of Equity Awards ($) (1)	Total ($)
Andrew Rees	2,475,000	—	2,475,000	6,187,500	2,044,740	29,876,977	38,109,217
Michelle Poole	700,000	—	700,000	2,800,000	829,562	6,869,917	10,499,479
Anne Mehlman	575,000	—	575,000	2,012,500	677,665	4,032,171	6,722,336
Daniel P. Hart	1,404,001	2,377,383	3,781,384	2,236,302	641,294	3,569,176	6,446,772
Elaine Boltz	600,000	—	600,000	2,100,000	581,061	2,752,090	5,433,151
(1) Amounts based on the fair market value of our common stock of $62.66 per share, which was the closing price of our common stock on December 31, 2020, the last trading day of 2020, as reported on the Nasdaq Global Select Market.

Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer, pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K.

As a company with global operations, we utilize compensation programs that are regionally focused. Given the size and geographic composition of our retail workforce, we identified our median employee as of December 31, 2020, utilizing our internal records of salary and hourly rates (for non-exempt employees (other than our Chief Executive Officer)) and hours worked for the full fiscal year 2020. We have included all employees as of December 31, 2020, whether employed on a full-time, part-time, or seasonal basis. We also annualized the compensation for those employees who were hired in 2020, but were not employed for the entire fiscal year. For non-US employees, we converted such employees’ pay to a U.S. dollar equivalent using a spot exchange rate as of December 31, 2020.

Using this methodology, we estimated our median employee to be a retail store team lead. Our median employee earned annual total compensation of $27,127 in 2020. The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table above, was $10,079,870 in 2020. The ratio of the annual total compensation of our Chief Executive Officer to our estimated median employee for 2020 was approximately 372 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We believe the methodology, assumptions, and estimates described above to be reasonable given the nature of our workforce. As acknowledged by the SEC, there is a significant amount of flexibility and discretion in determining a company’s approach, which makes pay ratios across similar companies and more broadly, the footwear industry, difficult to compare.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2020 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.
The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning Deloitte & Touche LLP’s independence. The Audit Committee has also discussed with Deloitte & Touche LLP their independence.
Based on its reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

The Audit Committee
Douglas J. Treff (Chairperson)
Ian Bickley
Thomas J. Smach

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2021. Deloitte & Touche LLP has served as our independent public accounting firm since 2005. We are not required to submit this appointment to the stockholders for approval, but the Board believes it is desirable as a matter of policy. We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting online and will have the opportunity to make any statements if he or she so desires and to respond to appropriate stockholder questions.
If the stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for the rejection and consider other independent registered public accounting firms. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm.
The following table sets forth the aggregate fees for professional services provided during 2020 and 2019 by Deloitte & Touche LLP and its affiliates. The Audit Committee is required to pre-approve all audit and non-audit services provided by Deloitte & Touche LLP. All of the services provided by, and fees paid to, Deloitte & Touche LLP during 2020 and 2019 were pre-approved by the Audit Committee.

	2020	2019
Audit fees (1)	$1,987,800	$2,003,013
Audit-related fees (2)	360,800	551,015
Tax fees (3)	707,500	145,920
Total fees	$3,056,100	$2,699,948
(1) Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting and services attendant to, or required by, statute or regulation, such as: (i) consents and other audit services related to SEC and other regulatory filings and (ii) accounting consultation related to the audit.
(2) Audit-related fees substantially relate to services rendered in connection with statutory audits, and for 2019, comfort letters provided in connection with the sale of shares by Blackstone Capital Partners VI L.P. and certain of its permitted transferees in an underwritten public offering.
(3) Tax fees include professional services rendered in connection with tax compliance, tax advice, tax consulting, and tax planning, including services related to our 2020 intra-entity transfer of certain intellectual property rights.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, our stockholders have an opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to approve or reject our executive pay program. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this proxy statement.”
As discussed in the “Compensation Discussion and Analysis,” the primary objective of our executive compensation program is to create long-term value for our stockholders by attracting and retaining talented executives, holding our executives accountable to stockholders, motivating our executives to achieve superior financial and business objectives and aligning the interests of our executives with those of our stockholders. We believe our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders. Please see “Compensation Discussion and Analysis” section above for an explanation of our executive compensation.
This “Say-on-Pay” proposal allows our stockholders to express their view regarding the decisions of the Compensation Committee on the 2020 compensation of our named executive officers. Your advisory vote will serve as a tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with the objective of creating long-term value for our stockholders.
Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Any proposal of a stockholder intended to be included in our proxy statement for the 2022 annual meeting of stockholders pursuant to SEC Rule 14a-8, must be received by us no later than December 24, 2021 unless the date of our 2022 annual meeting is more than 30 days before or after June 9, 2022, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Corporate Secretary, Crocs, Inc., 13601 Via Varra, Broomfield, Colorado 80020.

In order for a stockholder to nominate a candidate for director for election or to bring other business before the 2022 annual meeting, we must receive timely notice of the nomination or business in writing by the close of business not later than March 11, 2022 and not earlier than February 9, 2022. However, in the event that the 2022 annual meeting is called for a date that is not within 30 days before or 60 days after June 9, 2022, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the 2022 annual meeting is made.

HOUSEHOLDING

Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. We will deliver promptly upon written or oral request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials was delivered. If you wish to receive a separate copy of these materials in the future or if you are receiving multiple copies and would like to receive a single copy, please contact our Corporate Secretary in writing, at Crocs, Inc., 13601 Via Varra, Broomfield, Colorado 80020.

CROCS, INC.
ATTN: CORPORATE SECRETARY
13601 VIA VARRA
BROOMFIELD, CO 80020

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CROX2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Ronald L. Frasch 02) Andrew Rees 03) Charisse Ford Hughes

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

You may attend and vote during the Annual Meeting via the Internet. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000507875_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

CROCS, INC.
Annual Meeting of Stockholders
June 9, 2021 9:00 AM MDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Andrew Rees and Daniel P. Hart and either of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Crocs, Inc. (the "Company"), to be held live via audio webcast at www.virtualshareholdermeeting.com/CROX2021, on June 9, 2021 at 9:00 AM Mountain Time, and any postponements or adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

0000507875_2 R1.0.0.177

Continued and to be signed on reverse side